SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Dynegy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

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April 3, 2006

To our shareholders:

It is my pleasure to invite you to attend the 2006 annual meeting of shareholders of Dynegy Inc., which will be held on Wednesday, May 17, 2006 at 10:00 a.m., local time, at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, 71st Floor, Houston, Texas 77002.

At the annual meeting, in addition to acting on the matters described in the attached proxy statement, we plan to review our progress over the past year and discuss the next phase of our development. There will also be an opportunity to discuss other matters of interest to you as a shareholder.

It is important that your shares be represented and voted at the annual meeting. Please sign, date and mail the enclosed proxy card in the envelope provided, even if you plan to attend the meeting in person. You may also vote your shares by telephone or through the Internet as described on the enclosed proxy card.

Because of limited seating, only shareholders, their proxy holders and our guests may attend the meeting. If you plan to attend the annual meeting, you must be a shareholder of record as of March 22, 2006 or, if you have beneficial ownership of shares of our common stock held by a bank, brokerage firm or other nominee, you must bring a brokerage statement or other evidence of your beneficial ownership of common stock as of March 22, 2006 in order to be admitted to the meeting.

I look forward to seeing you in Houston on May 17.

Sincerely,

Bruce A. Williamson
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, MAY 17, 2006

To our shareholders:

NOTICE IS HEREBY GIVEN, that the 2006 annual meeting of shareholders of Dynegy Inc., an Illinois corporation, will be held on Wednesday, May 17, 2006 at 10:00 a.m., local time, at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, 71st Floor, Houston, Texas 77002 for the following purposes:

1.	To elect eight Class A common stock directors and two Class B common stock directors to serve until the 2007 annual meeting of shareholders;

2.	To act upon a proposal to amend our articles of incorporation to remove the provision specifying a minimum and maximum number of directors;

3.	To act upon a proposal to amend and restate our articles of incorporation to eliminate unnecessary and outdated provisions;

4.	To act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as Dynegy’s independent registered public accountants for the fiscal year ending December 31, 2006; and

5.	To act upon any other matters that may properly come before the meeting (including a proposal to adjourn the meeting to solicit additional proxies) or any reconvened meeting after an adjournment or postponement of the meeting.

The close of business on March 22, 2006 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting and any reconvened meeting after an adjournment or postponement of the meeting.

You are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES BY TELEPHONE OR THROUGH THE INTERNET AS DESCRIBED ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors,

J. Kevin Blodgett
General Counsel, Executive Vice President, Administration and Secretary

April 3, 2006

DYNEGY INC.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

(713) 507-6400

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Dynegy Inc. is soliciting the enclosed proxy for use at the 2006 annual meeting of shareholders to be held on Wednesday, May 17, 2006 at 10:00 a.m., local time, at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, 71st Floor, Houston, Texas 77002, or at any reconvened meeting after an adjournment or postponement of the meeting. This proxy statement, the notice of annual meeting, the proxy card and our Annual Report to Shareholders for the year ended December 31, 2005, including financial statements, will be first mailed to shareholders on or about April 3, 2006. The Annual Report to Shareholders does not constitute part of the proxy soliciting material.

Quorum and Vote Required

Quorum and Broker Non-Votes.    The presence of a majority of the votes of the shares of our Class A common stock and our Class B common stock, counted together, represented in person or by proxy at the annual meeting and entitled to vote on a matter, will constitute a quorum for consideration of that matter at the meeting. Abstentions and broker non-votes are counted in determining the number of shares represented in person or by proxy at the meeting. A “broker non-vote” occurs if a broker or other nominee who holds shares in “street” name for customers who are beneficial owners of those shares does not have discretionary authority with respect to the voting of the shares and has not received instructions with respect to a particular item from the customer. Broker non-votes as to a particular matter do not count toward the determination of the shares represented in person or by proxy and entitled to vote on that matter.

Under the rules of the New York Stock Exchange, or “NYSE,” in effect at the time this proxy statement was printed, if you hold your shares through a broker, your broker is permitted to vote your shares on “routine” matters, which includes the election of directors and the ratification of the independent auditor, even if the broker does not receive instructions from you. Your shares will be voted with respect to the two proposals to amend our articles of incorporation only if you have provided specific voting instructions to your broker. Failure to provide your broker with instructions regarding these two proposals will constitute a vote against such matters.

Election of Directors.    Ten persons have been nominated by the Board of Directors for election to serve as directors of Dynegy for a one-year term. In accordance with our Amended and Restated Articles of Incorporation, which we refer to as our “Articles of Incorporation,” of the ten director nominees, eight are to be elected by the holders of our Class A common stock and two are to be elected by the holder of our Class B common stock. The affirmative vote of a majority of the votes of the shares of Class A common stock represented in person or by proxy and entitled to vote is required to elect a Class A common stock director. Under Illinois law, our Articles of Incorporation and our Amended and Restated Bylaws, which we refer to as our “Bylaws,” abstentions have the effect of votes against the election of the director nominees.

Under Illinois law and our Articles of Incorporation, holders of Class A common stock are entitled to cumulate their votes in the election of the Class A common stock directors. All holders of Class A common stock are entitled to eight votes (the number of Class A common stock directors to be elected) for each of their shares for candidates nominated to serve as Class A common stock directors. Holders of Class A common stock may:

•	Cast their votes equally for all candidates;

•	Cast all of their votes for any one candidate whose name has been placed in nomination prior to voting; or

•	Distribute their votes among two or more candidates in any proportion.

The affirmative vote of a majority of the votes of the shares of Class B common stock represented in person or by proxy and entitled to vote is required to elect a Class B common stock director. Chevron U.S.A. Inc., a subsidiary of Chevron Corporation that we refer to as “CUSA,” as the holder of all our outstanding shares of Class B common stock, will be entitled to one vote for each share it holds in the election of the Class B common stock directors. Holders of our Class A common stock do not vote in the election of the Class B common stock directors.

Please read Proposal 1—“Election of Directors” below for a discussion of our director nominees and “Corporate Governance” below for a discussion of the affirmative independence determinations made by the Board with respect to such director nominees.

Amendment of Articles of Incorporation—Remove Provision Specifying Number of Directors.    Under Illinois law, the holders of our Class A common stock and the holder of our Class B common stock are entitled to vote, each as a separate class, on the proposal to amend our Articles of Incorporation to remove the provision specifying a minimum and maximum number of directors. Each holder of our Class A common stock and Class B common stock is entitled to one vote for each share held. The affirmative vote of two-thirds of the outstanding shares of each of the Class A common stock and the Class B common stock, each voting as a separate class, is required to approve this matter. Abstentions and broker non-votes will have the same effect as a vote against the approval of the proposal to amend our Articles of Incorporation to remove the provision specifying a minimum and maximum number of directors.

Amendment and Restatement of Articles of Incorporation—Eliminate Unnecessary and Outdated Provisions.    The holders of our Class A common stock and the holder of our Class B common stock are entitled to vote together as a single class on the proposal to amend and restate our Articles of Incorporation to eliminate unnecessary and outdated provisions. Each holder of our Class A common stock and Class B common stock is entitled to one vote for each share held. The affirmative vote of two-thirds of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, is required to approve this matter. Abstentions and broker non-votes will have the same effect as a vote against the approval of the proposal to amend and restate our Articles of Incorporation to eliminate unnecessary and outdated provisions.

Ratification of Independent Registered Public Accountants.    The holders of our Class A common stock and the holder of our Class B common stock are entitled to vote together as a single class on the ratification of auditors. Each holder of our Class A common stock and Class B common stock is entitled to one vote for each share held. The affirmative vote of a majority of the shares of Class A common stock and Class B common stock, represented in person or by proxy and entitled to vote, is required to ratify the choice of auditors. Under Illinois law, an abstention has the same effect as a vote against ratification.

Record Date and Outstanding Shares

The Board of Directors has fixed the close of business on March 22, 2006 as the record date for determining holders of outstanding shares of Class A common stock and Class B common stock entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. As of the record date, there were outstanding 305,778,683 shares of Class A common stock and 96,891,014 shares of Class B common stock. Class A common stock and Class B common stock are the only classes of outstanding securities entitled to notice of and to vote at the meeting.

Solicitation of Proxies

We will bear the cost of soliciting proxies. Proxies may be solicited by mail or facsimile, or by our directors, officers or employees, without extra compensation, in person or by telephone. We have retained Georgeson

Shareholder to assist in the solicitation of proxies for a fee of approximately $40,000 plus out-of-pocket expenses. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Questions concerning the proposals to be acted upon at the annual meeting should be directed to our Secretary at (713) 507-6400. Additional copies of this proxy statement or the proxy card may be obtained from our Investor Relations Department at our principal executive office. The mailing address of this office is 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, and the telephone number is (713) 507-6400. For a period of at least ten days prior to the annual meeting of shareholders, a complete list of shareholders entitled to vote at the annual meeting will be available for inspection during ordinary business hours at our executive offices by shareholders of record for proper purposes and will be on file at our registered office and subject to inspection by any shareholder.

With respect to shares of our Class A common stock held by 401(k) plans, Fiduciary Counselors Inc. has been appointed to act as the independent fiduciary responsible for ensuring that procedures are in place to safeguard the confidentiality of your proxy directions to the Trustee and that those procedures are being followed.

Revocation of Proxies

The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by:

•	Executing and submitting a revised proxy (including a telephone or Internet vote);

•	Sending written notice of revocation to our Secretary at the address provided at the beginning of this proxy statement; or

•	Voting in person at the meeting.

In the absence of a revocation, shares represented by proxies will be voted at the meeting.

Voting by Telephone or Internet

Shareholders of record can simplify their voting and reduce our costs by voting their shares by telephone or through the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend upon the voting processes of the bank or broker. Accordingly, shareholders should follow the voting instructions on the form they receive from their bank or broker. If you choose to cumulate your votes other than equally for all director nominees, you MAY NOT use telephone or Internet voting. Rather, you MUST vote by returning the enclosed proxy card in the envelope provided or by voting in person at the annual meeting.

Shareholders who elect to vote through the Internet may incur telecommunications and Internet access charges and other costs for which they are solely responsible. The telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m., Eastern Time, on May 16, 2006. Instructions for voting by telephone or through the Internet are contained on the enclosed proxy card. Voting your shares by telephone or through the Internet will not affect your right to vote in person if you decide to attend the annual meeting; however, if you attend the annual meeting and vote using the enclosed proxy card, any votes you cast previously via telephone or the Internet will automatically be revoked and superseded by the votes reflected on your proxy card.

Voting by Mail

Shareholders who elect to vote by mail are asked to sign, date and return the enclosed proxy card using the postage-paid envelope provided. The persons named as proxies on the proxy card were designated by the Board of Directors. Any proxy given pursuant to this solicitation and received prior to the meeting will be voted as specified in the proxy card. Unless you withhold authority to vote or instruct otherwise, your proxy will be voted FOR the election of the nominees to the Board of Directors, equally or cumulatively as the proxies may determine; FOR the proposal to amend our Articles of Incorporation to remove the provision specifying a minimum and maximum number of directors; FOR the proposal to amend and restate our Articles of Incorporation to eliminate unnecessary and outdated provisions; FOR ratification of the appointment of PricewaterhouseCoopers LLP; and in accordance with the judgment of the persons named on the proxy card on such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Meeting Attendance

Because of limited seating, only shareholders, their proxy holders and our guests may attend the meeting. If you plan to attend the annual meeting, you must be a shareholder of record as of March 22, 2006 or, if you have beneficial ownership of shares of our common stock held by a bank, brokerage firm or other nominee, you must bring a brokerage statement or other evidence of your beneficial ownership of common stock as of March 22, 2006 in order to be admitted to the meeting. Dynegy will provide parking validation for the garages located at 1400 Louisiana Street or 930 Main Street, which are within short walking distance of the meeting site. Directions to the recommended parking garages and from each garage to the meeting site are located on the back cover of this proxy statement. Please bring your parking ticket to the shareholder check-in table for validation by a company representative.

Form 10-K

Shareholders may obtain, without charge, a copy of our 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, or “SEC.” For copies, please contact our Investor Relations Department at our principal executive office: Dynegy Inc., 1000 Louisiana Street, Suite 5800, Houston, Texas 77002. The Form 10-K is also available to the public through the SEC’s web site at www.sec.gov and through our web site at www.dynegy.com.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” the sections of this proxy statement entitled “Compensation and Human Resources Committee Report on Executive Compensation,” “Audit and Compliance Committee Report” (to the extent permitted by the rules of the SEC) and “Shareholder Return Performance Presentation,” as well as the appendices to this proxy statement, will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our web site is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

CORPORATE GOVERNANCE

In November 2005, our Board of Directors unanimously adopted amended and restated Corporate Governance Guidelines developed and recommended by the Corporate Governance and Nominating Committee. The Corporate Governance Guidelines are posted in the “Corporate Governance” section of our web site at www.dynegy.com and are available upon request to our Secretary, together with the following documents:

•	Amended and Restated Bylaws;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Senior Financial Professionals;

•	Shareholder Communications Policy;

•	Complaint and Reporting Procedures for Accounting and Auditing Matters;

•	Audit and Compliance Committee Charter;

•	Compensation and Human Resources Committee Charter;

•	Corporate Governance and Nominating Committee Charter; and

•	Risk, Environment and Operations Committee Charter.

Corporate Governance Guidelines

Our Corporate Governance Guidelines govern the qualifications and conduct of the Board of Directors. The Corporate Governance Guidelines address, among other things:

•	The independence and other qualifications of our Board members, with respect to which we require that at least 60%, and preferably 75%, of our Board members be independent of Dynegy and our management;

•	The regular meetings of our non-management directors;

•	The nomination of persons for election to the Board;

•	The evaluation of performance of the Board and its committees;

•	Our expectation that Board members will attend all shareholder meetings;

•	The chairman of the board, or “Chairman,” and chief executive officer, or “CEO,” positions;

•	The approval of the compensation of the CEO; and

•	The review of performance-based compensation of our senior executives following a restatement that impacts the achievement of performance targets relating to that compensation.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all directors, officers and employees of Dynegy. The key principles of this Code include acting legally and ethically, notifying appropriate persons when aware of issues, obtaining confidential advice and dealing fairly with our stakeholders.

Code of Ethics for Senior Financial Professionals

Our Code of Ethics for Senior Financial Professionals applies to our CEO, chief financial officer, or “CFO,” Controller and other designated senior financial professionals. The key principles of this Code include acting legally and ethically, promoting honest business conduct and providing timely and meaningful financial disclosures to our shareholders.

Shareholder Communications Policy

Our Shareholder Communications Policy, amended and restated effective January 2006, provides a medium for shareholders to communicate with the Board of Directors. Under this Policy, which is posted on our web site at www.dynegy.com under “Corporate Governance,” shareholders may communicate with the Board of Directors or specific Board members by sending a letter to Dynegy Inc., Shareholder Communications with the Board of Directors, Attn: Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002.

Complaint and Reporting Procedures for Accounting and Auditing Matters

Our Complaint and Reporting Procedures for Accounting and Auditing Matters provide for the (i) receipt, retention and treatment of complaints, reports and concerns regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters, in each case relating to Dynegy. Complaints may be made through a toll-free “Integrity Helpline” telephone number operated by an independent third-party and a dedicated e-mail address. Complaints received are logged by our senior Ethics and Compliance Office executive, communicated to the chairman of our Audit and Compliance Committee and investigated, under the supervision of our Audit and Compliance Committee, by our internal audit department or Ethics and Compliance Office. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, or “SOX,” these procedures prohibit us from taking adverse action against any person submitting a good faith complaint, report or concern.

Director Attendance at Annual Shareholders Meeting

As described above, we have a policy to facilitate shareholder communications with the Board of Directors. Additionally, as detailed in our Corporate Governance Guidelines, Board members are requested and encouraged to attend the annual shareholders meeting. All of the members of the Board of Directors then in office attended last year’s annual shareholders meeting held on May 19, 2005.

Separation of Chairman and CEO; Lead Director

As discussed in our Corporate Governance Guidelines, the Board has no firm policy with respect to the separation of the Chairman and CEO positions. Rather, the Board believes that the interests of our shareholders are best served by a policy that enables the Board to make a determination regarding its Chairman based on Dynegy’s needs at the time. To that end, the Board has determined that Bruce A. Williamson, our current Chairman and CEO, will remain the Chairman following the annual meeting, assuming he is re-elected by our shareholders to serve as a director for another year.

The Board also intends that Patricia A. Hammick will remain Lead Director, assuming she is re-elected by our shareholders to serve as a director for another year. As Lead Director, Ms. Hammick presides over the regular executive sessions of our non-management directors and has the other powers and duties described in our Bylaws and Corporate Governance Guidelines, including the power to serve as a conduit to senior management between Board meetings and to consult with the Chairman regarding Board meeting agendas.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board of Directors has determined each of the following directors and nominees to be “independent” as such term is defined in the NYSE Listed Company Standards:

Charles E. Bayless

David W. Biegler

Linda Walker Bynoe

Thomas D. Clark, Jr.

Barry J. Galt

Victor E. Grijalva

Patricia A. Hammick

George L. Mazanec

Robert C. Oelkers

Joe J. Stewart

William L. Trubeck

The Board of Directors has also determined that each member of the Audit and Compliance Committee, the Compensation and Human Resources Committee and the Corporate Governance and Nominating Committee meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. The Board of Directors has further determined that more than one of the members of the Audit and Compliance Committee, including its Chairman Robert C. Oelkers, is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

With the assistance of legal counsel to Dynegy, the Corporate Governance and Nominating Committee reviewed the answers to annual questionnaires completed by the directors as well as the above-described legal standards for Board and committee member independence and the criteria applied to determine “audit committee financial expert” status. On the basis of this review, the Corporate Governance and Nominating Committee made its recommendation to the full Board and the Board made its independence and “audit committee financial expert” determinations after consideration of the Corporate Governance and Nominating Committee’s recommendation and a review of the materials made available to the Corporate Governance and Nominating Committee.

Director Nomination Process

Dynegy’s director nominees are approved by the Board after considering the recommendation of the Corporate Governance and Nominating Committee. A copy of the Corporate Governance and Nominating Committee’s charter is available in the “Corporate Governance” section of our web site at www.dynegy.com.

The Board may be comprised of (i) up to three Class B directors, which directors are elected by the holder of the outstanding shares of Class B common stock pursuant to our Articles of Incorporation, and (ii) at least nine and up to twelve Class A directors, which directors are elected by the holders of the outstanding shares of Class A common stock. With respect to nominations for Class B director, our Articles of Incorporation provide that the Board will nominate such individuals as may be specified by a majority vote of the then sitting Class B directors or, if there are no such directors, by holders of a majority of the Class B common stock. The two Class B director nominees set forth in this proxy statement were specified by the unanimous vote of the current Class B directors.

Regarding nominations for Class A director, the Corporate Governance and Nominating Committee identifies nominees in various ways. The committee considers the current directors that have expressed interest in and that continue to satisfy the criteria for serving on the Board as set forth in our Corporate Governance Guidelines. Other nominees that may be proposed by current directors or members of management or by shareholders are also considered. From time to time, the committee engages a professional firm to identify and evaluate potential director nominees.

All director nominees, whether put forth by a shareholder or otherwise, are evaluated in accordance with the qualifications set forth in our Corporate Governance Guidelines. These guidelines require that directors possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders at large. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and sufficient personal resources such that any director compensation to be received from Dynegy would not be sufficiently meaningful to impact their judgment in reviewing matters coming before the Board. Finally, they must be able to work compatibly with the other members of the Board and otherwise have the experience and skills necessary to enable them to serve as productive members of the Board. Directors also must be willing to devote sufficient time to carrying out their fiduciary duties and other responsibilities effectively and should be committed to serve on the Board for an extended period of time. For additional information, please read our Corporate Governance Guidelines.

Except for Victor E. Grijalva, all of the director nominees set forth in this proxy statement and the accompanying proxy card are current directors standing for re-election.

For purposes of the 2007 annual shareholder meeting, the Corporate Governance and Nominating Committee will consider any nominations received by the Secretary from a shareholder of record on or before December 4, 2006 (the 120th calendar day before the one-year anniversary date of the release of these proxy materials to shareholders). See “Future Shareholder Proposals” below for more information. Any such nomination must be accompanied in writing by all information relating to such person that is required under the federal securities laws, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. The nominating shareholder must also submit its name and address, as well as that of the beneficial owner if applicable, and the class and number of shares of Dynegy common stock that are owned beneficially and of record by such shareholder and such beneficial owner. Finally, the nominating shareholder must discuss the nominee’s qualifications to serve as a director as described in our Corporate Governance Guidelines.

PROPOSAL 1

ELECTION OF DIRECTORS

Class A Common Stock Directors

Eight Class A common stock directors are to be elected at the annual meeting by the holders of Class A common stock to serve one-year terms. The affirmative vote of a majority of the votes of the shares of Class A common stock represented in person or by proxy and entitled to vote is required to elect a Class A common stock director. Under Illinois law, abstentions have the effect of votes against the election of the director nominees.

Under Illinois law and our Articles of Incorporation, holders of Class A common stock are entitled to cumulate their votes in the election of the Class A common stock directors. Each holder of Class A common stock is entitled to eight votes (the number of Class A common stock directors to be elected) for each of such holder’s shares. Holders of Class A common stock may:

•	Cast their votes equally for all candidates;

•	Cast all of their votes for any one candidate whose name has been placed in nomination prior to voting; or

•	Distribute their votes among two or more candidates in any proportion.

If you choose to cumulate your votes other than equally, you MAY NOT use telephone or Internet voting. Rather, you MUST vote by signing, dating and returning the enclosed proxy card in the envelope provided or by attending the annual meeting and voting in person.

Unless you withhold authority to vote or instruct otherwise, the enclosed proxy will be voted FOR the election of the nominees listed below equally or cumulatively, as the proxies may determine. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the annual meeting, the persons appointed in the enclosed proxy card will vote for the election of such other persons that may be nominated by the Board of Directors. Proxies given by holders of shares of Class A common stock may not be voted for a greater number of persons than the number of nominees named as candidates for Class A director.

Messrs. Bayless, Galt and Stewart and Ms. Bynoe, who currently serve as Class A directors, will be retiring from the Board as of the conclusion of the annual meeting and, therefore, are not standing for re-election. We thank Messrs. Bayless, Galt and Stewart and Ms. Bynoe for their services, contributions and leadership throughout their tenures as directors. Although each of Messrs. Bayless, Galt and Stewart and Ms. Bynoe are retiring, the Board currently intends to fill only Mr. Bayless’ position on the Board. Accordingly, at the conclusion of the annual meeting and subject to shareholder approval of Proposal 2, the Board intends to take the necessary action to reduce the size of the Board to ten directors. Please read Proposal 2—“Approval of Amendment to the Articles of Incorporation to Remove the Provision Specifying a Minimum and Maximum Number of Directors” below for a discussion of our proposal to amend our Articles of Incorporation to remove the provision specifying a minimum and maximum number of directors.

Because Messrs. Galt and Stewart and Ms. Bynoe have committed to retire from the Board, if Proposal 2 is not approved by at least two-thirds of the outstanding shares of each of the Class A common stock and the Class B common stock, each voting as a separate class, at least two vacancies will exist on the Board following the annual meeting. In that event, the remaining directors expect to initiate a search for qualified candidates to fill the vacancies in due course.

Class B Common Stock Directors

Two Class B common stock directors are to be elected at the annual meeting by the holder of our Class B common stock to serve one-year terms. The affirmative vote of a majority of the shares of Class B common stock represented in person or by proxy and entitled to vote is required to elect a Class B common stock director. Under our Articles of Incorporation, CUSA, as the sole holder of Class B common stock, is entitled to nominate and elect up to three Class B common stock directors.

Board Vacancies and Nominees

Mr. Bayless, who has served as a director of Dynegy since 1999, is not standing for reelection. The Corporate Governance and Nominating Committee retained Korn/Ferry International to assist in identifying qualified candidates for Class A director to fill the vacancy created by Mr. Bayless’ pending retirement from the Board. The committee also received, in accordance with our comprehensive settlement agreement related to our shareholder class action litigation, from the lead plaintiff the names of five director candidates. With Korn/Ferry’s assistance, the Corporate Governance and Nominating Committee evaluated potential director candidates (including those presented by the lead plaintiff) based upon a position specification and an analysis of the director nominee qualifications set forth in our Corporate Governance Guidelines.

After careful consideration of qualified candidates identified by the process described above, Mr. Bayless, a member of the Corporate Governance and Nominating Committee and a “disinterested director” (as defined by Section 7.85 of the Illinois Business Corporation Act) with respect to Chevron, recommended the nomination of Victor E. Grijalva, one of the director candidates identified by the lead plaintiff, as Mr. Bayless’ successor as a disinterested director. Such recommendation is necessary (together with the absence of certain types of relationships between him and Chevron) to Mr. Grijalva’s ability to act as disinterested director with respect to Chevron. Disinterested director approval of certain types of transactions with an interested shareholder (which Chevron may be) satisfies Section 7.85, which would otherwise require that such transactions receive shareholder supermajority approval or satisfy certain price and procedure requirements.

Following such recommendation, the Corporate Governance and Nominating Committee affirmatively determined that Mr. Grijalva met applicable director nominee standards, including independence, and unanimously ratified the recommendation that Mr. Grijalva be nominated as a Class A director.

In accordance with our Articles of Incorporation, the Class B directors recommended for nomination as Class B directors the two individuals named below as Class B director nominees.

The Class A directors on the Board ratified and approved the nomination of Mr. Grijalva as a candidate for election as a Class A director by holders of Dynegy’s Class A common stock.

Considering the recommendation of the Corporate Governance and Nominating Committee with respect to additional Class A director nominees and the recommendation of such Committee and the Class B directors in accordance with our Articles of Incorporation with respect to Class B director nominees, the Board approved the nomination of the other individuals identified below as Class A directors or Class B directors, as indicated.

Information on Director Nominees

All of the nominees for Class A common stock director, except for Victor E. Grijalva, and all of the nominees for Class B common stock director are currently directors of Dynegy. The following table sets forth information regarding the names, ages and principal occupations of the director nominees, other directorships held by them in public companies and the length of their service as a director of Dynegy.

Director Nominees	Principal Occupation and Directorships	Age as of March 22, 2006	Director Since
Class A Common Stock Directors

Bruce A. Williamson	Chairman and CEO of Dynegy	46	2002

David W. Biegler	Chairman of Estrella Energy, L.P.; Director of Trinity Industries, Inc. and Austin Industries, Inc.	59	2003

Thomas D. Clark, Jr.	Director, DECIDE Board Room, E.J. Ourso College of Business Administration, Louisiana State University	65	2003

Victor E. Grijalva	Former Vice Chairman of Schlumberger Ltd., Former Chairman of Hanover Compressor Company and Former Chairman of Transocean, Inc.; Director of Hanover Compressor Company and Transocean, Inc.	67	N/A

Patricia A. Hammick	Former Senior Vice President, Strategy and Communications of Columbia Energy Group; Director of Consol Energy, Inc.	59	2003

George L. Mazanec	Retired Advisor to the Chief Operating Officer of Duke Energy Corporation and Former Vice Chairman of PanEnergy Corporation; Director of National Fuel Gas Company, Northern Trust Bank of Texas, NA and AEGIS Insurance Services, Inc.	69	2004

Robert C. Oelkers	Retired Vice President and Comptroller of Texaco Inc.	61	2002

William L. Trubeck	Executive Vice President and Chief Financial Officer of H&R Block, Inc.; Director of YRC Worldwide	59	2003

Director Nominees	Principal Occupation and Directorships	Age as of March 22, 2006	Director Since
Class B Common Stock Directors

Rebecca Roberts	President, Global Power Generation, CUSA	53	2006

Howard B. Sheppard	Assistant Treasurer, Chevron Corp.	60	2004

Set forth below is additional biographical information with respect to our director nominees.

Bruce A. Williamson has served as CEO and as a director of Dynegy since October 2002 and Chairman of the Board of Dynegy since May 2004. Prior to joining Dynegy, Mr. Williamson served in various capacities with Duke Energy and its affiliates, most recently serving as President and Chief Executive Officer of Duke Energy Global Markets. In this capacity, he was responsible for all Duke Energy business units with global commodities and international business positions. Mr. Williamson joined PanEnergy Corporation in June 1995, which then merged with Duke Power in June 1997. Prior to the Duke-PanEnergy merger, he served as PanEnergy’s Vice President of Finance. Before joining PanEnergy, he held positions of increasing responsibility at Shell Oil Company, advancing over a 14-year period to Assistant Treasurer.

David W. Biegler was elected to the Board in April 2003. Since August 2003, he has served as Chairman of Estrella Energy, L.P., which was formed to engage in the acquisition, construction and management of natural gas industry assets. From 1997 until 2001, he served as President and Chief Operating Officer of TXU Corporation, which engages in power generation and energy marketing and provides electric and natural gas utility services and other energy-related services. From 1993 to 1997, he served as Chairman, President and Chief Executive Officer of ENSERCH Corp. Mr. Biegler is also the retired Vice Chairman of TXU Corporation. He currently serves as a Director of Trinity Industries, Inc. and Austin Industries, Inc.

Thomas D. Clark, Jr. was elected to the Board in July 2003. Mr. Clark is the Edward G. Schlieder Distinguished Chair of Information Science at Louisiana State University. Mr. Clark also serves as Vice Chairman of the Board of the Louisiana Tobacco Settlement Corp. and on the boards of several community organizations and four privately-held companies. Mr. Clark was previously Dean of the E.J. Ourso College of Business Administration at Louisiana State University. Prior to this position, he was the Gage Crocker Outstanding Professor at the Air Force Institute of Technology where he served in the School of Engineering. Mr. Clark is also a Director of the DECIDE Board Room at Louisiana State University.

Victor E. Grijalva has been nominated to serve on our Board of Directors as an independent director. Mr. Grijalva has served as a director of Hanover Compressor Company since 2002 and formerly served as Chairman of Hanover’s Board from 2002 to 2005. From August 2 to August 19, 2002, Mr. Grijalva served as interim President and Chief Executive Officer of Hanover. Mr. Grijalva is the retired Vice Chairman of Schlumberger Limited. Before serving as Vice Chairman, he served as Executive Vice President of Schlumberger’s Oilfield Services division from 1994 to January 1999 and as Executive Vice President of Schlumberger’s Wireline, Testing and Anadrill division from 1992 to 1994. He retired from Schlumberger in December 2001. Mr. Grijalva is also a director of Transocean, Inc., where he served as Chairman of the Board from 1999 to 2002.

Patricia A. Hammick was elected to the Board in April 2003 and was appointed Lead Director in May 2004. She was an adjunct professor at George Washington University from 2002 to 2003. Ms. Hammick served as Senior Vice President, Strategy and Communications and a member of the management committee of Columbia Energy Group from 1998 through 2000 and was Vice President, Corporate Strategic Planning, for Columbia Energy Group from 1997 through 1998. From 1983 to 1996, she served as the Chief Operations Officer for the National Gas Supply Association in Washington, D.C., and held a management position with Gulf Oil Exploration and Production Company from 1979 through 1983. Prior to 1979, Ms. Hammick worked for the American Petroleum Institute, the Center for Naval Analysis and the Naval Weapons Center. She currently serves as a director of Consol Energy, Inc.

George L. Mazanec was elected to the Board in May 2004. He has served as a member of the board of directors of National Fuel Gas Company, a diversified energy company, since October 1996. Mr. Mazanec was Advisor to the Chief Operating Officer of Duke Energy Corporation from August 1997 to 2000, and Vice Chairman of PanEnergy Corporation from 1989 until October 1996. He previously served as a director of TEPPCO, LP from 1992 to 1997, as a director of Northern Border Pipeline Company Partnership from 1993 to 1998, and as a director of Westcoast Energy Inc. from 1996 to 2002. Mr. Mazanec is the former Chairman of the Management Committee of Maritimes & Northeast Pipeline, L.L.C. and currently serves as a director of the Northern Trust Bank of Texas, NA, National Fuel Gas Company and AEGIS Insurance Services, Inc. He has also served as a Member of the Board of Trustees of DePauw University since 1996.

Robert C. Oelkers was elected to the Board in August 2002. He served as President of Texaco International Trader Inc. from April 1999 until his retirement in October 2001. Mr. Oelkers served as Vice President and Comptroller of Texaco Inc. from April 1994 until March 1999. Mr. Oelkers was employed by Texaco Inc. from 1966 until his retirement. Mr. Oelkers also served as a member of the Financial Accounting Standards Board’s Advisory Committee from 1997 through 2000.

William L. Trubeck was elected to the Board in April 2003. He has served as Executive Vice President and Chief Financial Officer of H&R Block, Inc. since October 2004. He previously served Waste Management as

Executive Vice President of its Western Group from April 2003 until July 2004, Executive Vice President, Operations Support, and Chief Administrative Officer from May 2002 until April 2003 and Executive Vice President and Chief Financial Officer from March 2001 until April 2002. He was Senior Vice President—Finance and Chief Financial Officer of International Multifoods, Inc. from March 1997 until March 2000, and President, Latin American Operations of International Multifoods, Inc. from May 1998 until March 2000. He has served as a director of YRC Worldwide since 1994 and as chairman of its audit committee since April 2002.

Rebecca Roberts was appointed to the Board in March 2006. She has served as President of Global Power Generation of CUSA since October 2003. She has previously served as Vice President, Asset Management—Worldwide Power & Gasification of ChevronTexaco from October 2001 until October 2003 and as President, Compania Texaco de Panama from February 2000 until October 2001.

Howard B. Sheppard was appointed to the Board in March 2004. He has served as Assistant Treasurer of Chevron Corp. since April 1985. Mr. Sheppard has been employed by Chevron and its affiliates since the merger of Gulf Oil Corporation with Chevron Corporation in 1985. Prior to the merger, he held positions of increasing responsibility at Gulf Oil, advancing over a 16-year period to Assistant Treasurer.

The Board of Directors unanimously recommends that shareholders vote FOR the election of these nominees to the Board of Directors.

Directors’ Meetings and Committees of the Board of Directors

During 2005, our Board of Directors held 14 meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he or she served during the period for which he or she has been a director. Under our Corporate Governance Guidelines, directors who are not members of a particular committee are entitled to attend meetings of each such committee.

After last year’s annual meeting, we changed the composition of some of the committees of the Board of Directors. We have provided the information below regarding committee members and the number of meetings held in 2005 in two separate tables to reflect these changes.

The following table reflects the members of each of the Board’s committees and the number of meetings in 2005 prior to last year’s annual meeting.

	Audit & Compliance	Compensation & Human Resources	Corporate Governance & Nominating	Executive	Risk, Environment & Operations
Bruce A. Williamson				CHAIR
Charles E. Bayless	X	X	CHAIR	X
David W. Biegler			X		X
Linda Walker Bynoe	X	X
Thomas D. Clark, Jr.			X		X
Barry J. Galt	X	CHAIR		X
Patricia A. Hammick	X			X
George L. Mazanec	X		X
Robert C. Oelkers(1)	CHAIR		X	X
Joe J. Stewart		X		X	CHAIR
William L. Trubeck	X	X
Howard B. Sheppard				X
Raymond I. Wilcox(2)					X
Number of Meetings from January 1, 2005 through May 19, 2005	7	3	2	0	1

(1)	Audit Committee Financial Expert
(2)	Mr. Wilcox retired from the Board on March 8, 2006 and Rebecca Roberts was designated to take his place on the Board and on the Risk, Environment & Operations Committee.

The following table reflects the members of each of the Board’s Committees and the number of meetings held in 2005 following last year’s annual meeting.

	Audit & Compliance	Compensation & Human Resources	Corporate Governance and Nominating	Executive	Risk, Environment and Operations
Bruce A. Williamson				CHAIR
Charles E. Bayless	X		X
David W. Biegler		X	X
Linda Walker Bynoe	X		X
Thomas D. Clark, Jr.		X	CHAIR	X
Barry J. Galt		CHAIR	X	X
Patricia A. Hammick				X
George L. Mazanec	X				X
Robert C. Oelkers(1)	CHAIR			X	X
Joe J. Stewart		X		X	CHAIR
William L. Trubeck	X				X
Howard B. Sheppard				X
Raymond I. Wilcox(2)					X
Number of Meetings following May 19, 2005	6	4	2	0	2

(1)	Audit Committee Financial Expert
(2)	Mr. Wilcox retired from the Board on March 8, 2006 and Rebecca Roberts was designated to take his place on the Board and on the Risk, Environment & Operations Committee.

The Board of Directors has the following committees:

Audit and Compliance Committee.    The Audit and Compliance Committee, which currently is comprised of Messrs. Oelkers (chairman), Bayless, Mazanec and Trubeck and Ms. Bynoe, met a total of 13 times during 2005. The Audit and Compliance Committee assists the Board of Directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics, our independent auditors’ qualifications and independence, the performance of our internal audit function and the independent auditors and the performance of our risk assessment and risk management policies. Please read “Audit and Compliance Committee Report” for a discussion of the Audit and Compliance Committee’s review of our 2005 audited financial statements.

Compensation and Human Resources Committee.    The Compensation and Human Resources Committee, which currently is comprised of Messrs. Galt (chairman), Biegler, Clark and Stewart, met a total of seven times during 2005. The Compensation and Human Resources Committee is responsible for reviewing and approving corporate goals and objectives relevant to compensation of the CEO and other related matters, making recommendations to the Board regarding non-CEO compensation and incentive plans and providing an annual compensation report. This committee also establishes our overall compensation strategy and reviews executive development and executive succession plans. Please read “Compensation and Human Resources Committee Report on Executive Compensation” for a discussion of our 2005 executive compensation.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee, which currently is comprised of Messrs. Clark (chairman), Bayless, Biegler and Galt and Ms. Bynoe, met a total of four times during 2005. The Corporate Governance and Nominating Committee is responsible for identifying director nominees, developing and reviewing our Corporate Governance Guidelines and overseeing the evaluation of the Board and management.

Executive Committee.    The Executive Committee, which currently is comprised of Messrs. Williamson (chairman), Clark, Galt, Oelkers, Sheppard and Stewart and Ms. Hammick, held no meetings in 2005. The Executive Committee is comprised of the Chairman of the Board and/or Lead Director, the CEO, the Committee Chairpersons and one Class B director. This committee has the authority to review certain matters below the threshold for the full Board and is principally responsible for reviewing policies and programs designed to create a strong corporate image and for advising the Board on significant public affairs.

Risk, Environment and Operations Committee.    The Risk, Environment and Operations Committee, which currently is comprised of Messrs. Stewart (chairman), Mazanec, Oelkers and Trubeck and Ms. Roberts, met a total of three times during 2005. The Risk, Environment and Operations Committee is responsible for reviewing our environmental and occupational health and safety programs and policies and our compliance with these programs and policies, reviewing our loss prevention policies and risk management programs, including our insurance coverage, and monitoring the operational performance trends of our major operating segments.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board of Directors in 2005. Directors who are employees of Dynegy or Chevron are not compensated for their services.

SUMMARY COMPENSATION TABLE

Name	Total	Fees Earned or Paid in Cash	Phantom Stock Awards	Option Awards(1)	Non-Stock Incentive Plan Compensation(1)	All Other Compensation(2)
Charles E. Bayless	$144,825.00	$66,575.00	$55,000.00	—	—	$23,250.00

David W. Biegler	$132,543.76	$41,005.63	$55,000.00	—	—	$36,538.13

Linda Walker Bynoe	$144,956.25	$89,956.25	$55,000.00	—	—	—

Thomas D. Clark, Jr.	$138,718.75	—	$55,000.00	—	—	$83,718.75

Barry J. Galt	$157,912.50	$37,250.00	$40,000.00	—	—	$80,662.50

Patricia A. Hammick(3)	$183,868.76	$115,981.88	$55,000.00	—	—	$12,886.88

George L. Mazanec	$142,000.00	$87,000.00	$55,000.00	—	—	—

Robert C. Oelkers	$173,000.00	$118,000.00	$55,000.00	—	—	—

Joe J. Stewart	$142,500.00	$102,500.00	$40,000.00	—	—	—

William L. Trubeck	$140,956.26	$42,978.13	$55,000.00	—	—	$42,978.13

(1)	No annual stock option grants or non-stock incentive plan compensation payments were made as compensation for director services in 2005 or are contemplated under our current compensation structure.
(2)	The amounts shown as “All Other Compensation” for Messrs. Bayless, Biegler, Clark, Galt and Trubeck and Ms. Hammick represent cash compensation voluntarily deferred in 2005 at each director’s election into Dynegy Class A common stock or various investment funds which are payable only in cash.
(3)	Lead Director.

Non-employee directors received through June 2005 annual phantom stock grants with a value of $50,000, awarded quarterly in arrears based on the closing price of our Class A common stock on the last trading day of the quarter. Effective July 1, 2005, the aggregate annual amount of phantom stock units awarded was increased from $50,000 to $60,000. Upon termination of one’s service as a director, the shares of phantom stock become payable, at the director’s election, in a lump sum payment or in monthly, quarterly or annual installment payments following such termination. The shares of phantom stock are payable in cash or in shares of Class A common stock.

In addition to the phantom stock grants, the non-management directors receive the following compensation, which is payable in cash and may be deferred, in whole or in part, in one or more investment options, including phantom stock units, at a particular director’s election:

•	An annual retainer of $30,000 per year, increased to $50,000 per year effective July 1, 2005;

•	A fee of $2,000 for each Board meeting attended;

•	A fee of $1,000 for each committee meeting attended;

•	An annual retainer of $60,000 per year for the Lead Director, decreased to $40,000 per year effective July 1, 2005;

•	Fees for each committee chairperson per year: Audit and Compliance Committee—$50,000, decreased to $30,000 effective July 1, 2005; Compensation and Human Resources Committee—$25,000, decreased to $15,000 effective July 1, 2005; Corporate Governance and Nominating Committee—$10,000; Risk, Environment and Operations Committee—$10,000;

•	An annual retainer of $5,000 and $2,500 per year for members of the Audit and Compliance Committee and the Compensation and Human Resources Committee, respectively; and

•	Each director is entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities, including director education courses and materials.

On December 16, 2005, we amended the Dynegy Inc. Deferred Compensation Plan for Certain Directors to comply with certain provisions of Section 409A of the Internal Revenue Code. Under Section 409A and related rules and regulations, deferred compensation arrangements such as the Deferred Compensation Plan for Certain Directors, may be amended to allow some or all of the participants to terminate their plan participation and to receive a full distribution of their deferral account balances on or before December 31, 2005. We amended the Deferred Compensation Plan for Certain Directors to terminate the plan participation by Messrs. Galt and Stewart and to provide for each such director to receive a lump sum distribution of his account balance on or before December 31, 2005. Pursuant to this amendment, Mr. Stewart received a distribution of his total deferral account balance of $364,668.60 in the form of 76,450 shares of Dynegy Class A common stock and $2.10 in cash effective as of December 16, 2005. Mr. Galt received a distribution of his total deferral account balance of $439,798.87 in the form of 35,325 shares of Dynegy Class A common stock and $263,880.37 in cash effective as of December 22, 2005.

Daniel L. Dienstbier, our former non-executive Chairman of the Board who retired in May 2004, is being paid a fee of $75,000 per year under a two-year consulting services agreement which expires in May 2006.

Certain Transactions and Other Matters

For a description of certain transactions with management and others, certain business relationships, indebtedness of management and compliance with Section 16(a) of the Exchange Act, see “Executive Compensation—Employment Agreements, Change-in-Control Agreements and Severance Agreements ” “Certain Relationships and Related Transactions” “Compensation and Human Resources Committee Report on Executive Compensation—409A Transaction,” and “Section 16(a) Beneficial Ownership Reporting Compliance.”

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of our capital stock as of March 22, 2006, except as otherwise noted, by (i) each person who we know, based on filings with the SEC, to own beneficially 5% or more of our Class A common stock or Class B common stock, (ii) each director and director nominee, (iii) each executive officer named in the Summary Compensation Table set forth below and (iv) all directors and executive officers as a group. Share amounts and percentages shown for each individual or group in the table are adjusted to give effect to the exercise of all options exercisable by such individual or group within 60 days of March 22, 2006, regardless of whether such options are currently in the money.

	Number of Shares(1)		Percent of Class A Common Stock(2)
	Class A Common Stock	Class B Common Stock
Chevron Corporation(3) Chevron U.S.A. Inc. 6001 Bollinger Canyon Road, Bldg. A4 San Ramon, CA 94583	—	96,891,014	35.2%

Sasco Capital, Inc.(4) 10 Sasco Hill Road Fairfield, CT 06824	15,508,700	—	5.1%

Bruce A. Williamson(5)	1,118,141	—	*

Stephen A. Furbacher(6)	700,658	—	*

Holli C. Nichols(7)	133,931	—	*

Lynn Lednicky(8)	258,316	—	*

J. Kevin Blodgett(9)	82,996	—	*

Carol F. Graebner	—	—	*

Nick J. Caruso	—	—	*

Charles E. Bayless(10)	101,728	—	*

David W. Biegler(10)	42,723	—	*

Linda Walker Bynoe(10)	47,767	—	*

Thomas D. Clark, Jr.(10)	39,747	—	*

Barry J. Galt(10)	60,579	—	*

Victor E. Grijalva	—	—	*

Patricia A. Hammick(10)	42,723	—	*

George L. Mazanec(10)	36,198	—	*

Robert C. Oelkers(10)	48,845	—	*

Joe J. Stewart(10)	158,812	—	*

William L. Trubeck(10)	32,723	—	*

Howard B. Sheppard(11)	—	—	*

Rebecca Roberts(11)	—	—	*

Current Executive Officers and Directors as a Group (19 persons)(5)(6)(7)(8)(9)(10)(11)(12)	2,938,212	—	1.0%

*	Less than 1%.
(1)	Unless otherwise noted, each person or entity listed has sole voting and investment power with respect to the shares reported.
(2)	Based upon 305,778,683 shares of Class A common stock and 96,891,014 shares of Class B common stock outstanding at March 22, 2006.

(3)	All outstanding shares of our Class B common stock and Series C preferred stock are held of record by CUSA. Chevron Corporation, which we refer to as “Chevron,” beneficially owns 100% of the capital stock of CUSA. Consequently, Chevron may be deemed to beneficially own all of the shares of Class B common stock and Series C preferred stock owned of record by CUSA. The amount shown includes the 8,000,000 shares of our Series C preferred stock held by CUSA, which are convertible at a price of $5.78 per share, subject to specified adjustments, into 69,204,152 shares of Class B common stock, which together with the 96,891,014 shares of Class B common stock owned by CUSA, totals 166,095,166 shares of Class B common stock. For purposes of computing CUSA’s beneficial ownership, the percentage of Class A common stock beneficially owned assumes conversion of all shares of Class B common stock and Series C preferred stock into Class A common stock. Excluding the shares of Class B common stock into which the Series C preferred stock is convertible, Chevron would beneficially own approximately 24.1% of our outstanding common stock.
(4)	According to a Schedule 13G filed February 2, 2006 by Sasco Capital, Inc.
(5)	Amount for Mr. Williamson includes 435,268 shares of restricted Class A common stock which vest on February 10, 2007, 196,326 shares of restricted Class A common stock which vest on January 19, 2008, 163,935 shares of restricted Class A common stock which vest on March 16, 2009 and 314,000 shares of Class A common stock acquired upon the cashless exercise of 666,667 employee stock options on March 2, 2004. Amount shown also includes approximately 8,612 shares of Class A common stock held by the Trustee of the Dynegy Inc. 401(k) Savings Plan, which we refer to as the “401(k) Plan,” for the account of Mr. Williamson, based on the market value of units held by Mr. Williamson in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of March 16, 2006. On March 16, 2006 all of the stock options held by Mr. Williamson were cancelled as of that date. For further information regarding Mr. Williamson’s stock options, see “Compensation and Human Resources Committee Report on Executive Compensation—409A Transaction.”
(6)	Amount shown includes 565,372 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Furbacher, 37,109 shares of restricted Class A common stock which vest on February 10, 2007, 27,267 shares of restricted Class A common stock which vest on January 19, 2008 and 40,984 shares of restricted Class A common stock which vest on March 16, 2009. Amount shown also includes 13,800 shares of Class A common stock held in an IRA for Mr. Furbacher’s benefit, as well as approximately 16,126 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Furbacher, based on the market value of units held by Mr. Furbacher in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of March 16, 2006.
(7)	Amount shown includes 82,047 shares of Class A common stock issuable upon the exercise of employee stock options held by Ms. Nichols; 11,719 shares of restricted Class A common stock which vest on February 10, 2007, 8,180 shares of restricted Class A common stock which vest on January 19, 2008 and 20,492 shares of restricted Class A common stock which vest on March 16, 2009. Amount shown also includes approximately 11,473 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Ms. Nichols, based on the market value of units held by Ms. Nichols in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of March 16, 2006.
(8)	Amount shown includes 211,071 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Lednicky, 9,766 shares of restricted Class A common stock which vest on February 10, 2007, 10,362 shares of restricted Class A common stock which vest on January 19, 2008 and 20,492 shares of restricted Class A common stock which vest on March 16, 2009. Amount shown also includes approximately 4,425 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Lednicky, based on the market value of units held by Mr. Lednicky in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of March 16, 2006.
(9)	Amount shown includes 38,068 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Blodgett, 7,813 shares of restricted Class A common stock which vest on February 10, 2007, 10,362 shares of restricted Class A common stock which vest on January 19, 2008 and 20,492 shares of restricted Class A common stock which vest on March 16, 2009. Amount shown also includes approximately 5,958 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Blodgett, based on the market value of units held by Mr. Blodgett in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of March 16, 2006.
(10)	Amounts shown include 6,000 shares of Class A common stock issuable upon the exercise of director stock options held by Messrs. Galt and Oelkers and Ms. Bynoe and 22,000 shares of Class A common stock issuable upon the exercise of director stock options held by Messrs. Bayless and Stewart. Amounts shown also include the following number of shares of our Class A common stock payable upon termination of service as a director, at the election of the director, with respect to certain phantom stock units awarded under the Dynegy Deferred Compensation Plan for Certain Directors: 20,198 shares payable to Mr. Mazanec; 29,747 shares payable to Mr. Clark; 32,723 shares payable to Messrs. Biegler and Trubeck and Ms. Hammick; and 37,513 shares payable to Messrs. Bayless, Oelkers and Ms. Bynoe. Does not include certain stock units held by Mr. Bayless and Ms. Hammick through our Deferred Compensation Plan which are payable, upon retirement, exclusively in cash and not in shares of Class A common stock. For Mr. Mazanec, amount shown includes 3,000 shares held in two IRA’s for his benefit, 1,000 shares held by the Mazanec Foundation, of which Mr. Mazanec is President and a director, and 1,000 shares held in two family trusts for the benefit of Mr. Mazanec’s grandchildren. For Mr. Stewart, amount shown includes 57,185 shares held in a family limited partnership of which Mr. Stewart and his wife are the general partners and their living trusts are limited partners, together with Mr. Stewart’s children, and six trusts for the benefit of Mr. Stewart’s grandchildren, and 79,627 shares held in a family limited partnership of which Mr. Stewart and his wife are the general partners and the aforementioned living trusts are limited partners.
(11)	Mr. Sheppard and Ms. Roberts disclaim beneficial ownership of all shares of record held by CUSA.
(12)	Amount shown includes 32,325 shares beneficially owned by one executive officer who is not included in the Summary Compensation Table.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each individual who served as our Chief Executive Officer during 2005 and our four other most highly compensated executive officers at the end of 2005 (the “Named Executive Officers”) in combined salary and bonus earned in 2005, as well as amounts earned by or awarded to such individuals, if any, during 2004 and 2003. Also included are the amounts earned by two additional individuals who would have been among the four highest paid executive officers had they been serving as such at the end of 2005.

SUMMARY COMPENSATION TABLE

	Annual Compensation							Long-Term Compensation Awards			All Other Compensation(5)		Total Compensation(6)
Name and Position	Fiscal Year		Salary		Cash Bonus(1)		Other Annual Compensation(2)	Restricted Stock Awards(3)		Shares Underlying Stock Options(4)
Bruce A. Williamson(7)	2005			$1,000,000		$1,700,000	—		$800,002	919,541		$23,100		$5,963,100
Chairman and CEO	2004 2003		$ $	973,477 1,002,890	$ $	1,450,000 1,000,000	— —	$ $	844,200 1,950,001	639,344 405,928	$ $	22,550 22,000	$ $	5,720,227 5,549,891

Stephen A. Furbacher	2005			$400,769		$535,000	—		$200,001	229,886		$23,100		$1,758,869
President and COO	2004 2003		$ $	339,193 353,477	$ $	502,500 400,000	— —	$ $	117,250 166,248	88,798 79,575	$ $	22,550 22,000	$ $	1,306,493 1,250,475

Holli C. Nichols	2005	(8)		$232,924		$221,200	—		$100,000	114,943		$23,100		$877,224
Executive Vice President and CFO	2004 2003		$ $	211,539 205,932	$ $	166,800 185,000	— —	$ $	35,174 52,501	26,639 25,129	$ $	22,550 22,000	$ $	533,563 562,933

Lynn. A. Lednicky	2005	(9)		$265,931		$224,200	—		$100,000	114,943		$23,100		$913,231
Executive Vice President, Strategic Planning and Corporate Business Development	2004 2003		$ $	245,458 230,197	$ $	261,300 225,000	— —	$ $	44,557 43,752	33,743 20,941	$ $	22,550 22,000	$ $	697,365 602,199

J. Kevin Blodgett	2005	(10)		$215,300		$200,000	—		$100,000	114,943		$23,100		$838,400
General Counsel, Executive Vice President, Administration and Secretary	2004 2003		$ $	180,625 167,516	$ $	135,000 200,000	— —	$ $	44,557 35,002	33,743 16,753	$ $	19,868 18,326	$ $	503,550 485,844

Nick J. Caruso	2005	(11)		$541,348		$800,000	—		$—	—		$12,600		$1,853,948
Former Executive Vice President and CFO	2004 2003		$ $	484,561 504,272	$ $	825,000 800,000	— —	$ $	— —	— —	$ $	17,508 22,000	$ $	1,327,069 1,326,272

Carol Graebner	2005	(12)		$370,192		$458,400	—		$—	—		$23,100		$851,962
Former Executive Vice President and General Counsel	2004 2003		$ $	334,190 260,370	$ $	450,000 375,000	— —	$ $	117,248 166,248	88,798 79,575	$ $	22,550 22,000	$ $	1,248,988 1,082,368

(1)	Bonus awards for 2005, 2004 and 2003, which were paid in 2006, 2005 and 2004, respectively, generally were determined under the terms of our incentive compensation plan. The bonuses shown for 2005 include the following amounts awarded under our Mid-Term Incentive Plan: Mr. Williamson—$100,000; Mr. Furbacher—$35,000; Ms. Nichols—$21,200; Mr. Lednicky—$24,200; Ms. Graebner—$33,400; and Mr. Caruso—$50,000. The bonuses shown for 2004 include the following amounts awarded under our Mid-Term Incentive Plan: Mr. Williamson—$150,000; Mr. Furbacher—$52,500; Ms. Nichols—$31,800; Mr. Lednicky—$36,300; Ms. Graebner—$50,100; and Mr. Caruso—$75,000. Mr. Blodgett did not participate in the Mid-Term Incentive Plan. The bonus amounts for Ms. Nichols and Mr. Blodgett for 2003 include a project completion bonus of $75,000. The bonus amounts for Mr. Lednicky for 2004 and 2003 include project completion bonuses of $75,000 and $100,000, respectively.
(2)	There were no perquisites or other personal benefits received with a value of greater than $10,000.
(3)	For 2005, the following received shares of restricted Dynegy Class A common stock valued at $4.88 per share: Mr. Williamson, 163,935 shares; Mr. Furbacher, 40,984 shares; Ms. Nichols and Messrs. Lednicky and Blodgett each received 20,492 shares. For 2004, the following received restricted shares of Dynegy Class A Common Stock valued at $4.30 per share: Mr. Williamson, 196,326 shares; Mr. Furbacher and Ms. Graebner each received 27,267 shares; Messrs. Lednicky and Blodgett each received 10,362 shares; and Ms. Nichols received 8,180 shares. For 2003, the following received restricted shares of Dynegy Class A Common Stock valued at $4.48 per share: Mr. Williamson, 435,268; Mr. Furbacher and Ms. Graebner each received 37,109 shares; Mr. Lednicky received 9,766 shares; Mr. Blodgett received 7,813 shares; and Ms. Nichols received 11,719 shares. These restricted shares vest three years from the date of grant. During such period, any dividends paid on our Class A common stock will also be paid with respect to these restricted shares.

(4)	Represents options to purchase shares of our Class A common stock at a price equal to the fair market value of our Class A common stock on the date of grant. Amounts for 2003, 2004 and 2005 generally reflect options granted in 2004, 2005 and 2006, respectively, for performance in the preceding year.
(5)	The amounts shown as “All Other Compensation” for 2005 include a matching contribution under the 401(k) Plan ($10,500) and a defined contribution under our portable retirement plan ($12,600) for each of the Named Executive Officers, except Mr. Caruso, whose 2005 amount includes a defined contribution under our portable retirement plan ($12,600).
(6)	The “Total Compensation” column was calculated using values for annual option grants arrived at by multiplying the number of shares underlying such options by an amount per underlying share calculated using the Black-Scholes option pricing model. For 2005, the following individuals received options with an aggregate value as follows, based upon a calculated value per underlying share of $2.61: Mr. Williamson, $2,400,000 in aggregate value; Mr. Furbacher, $600,000 in aggregate value; Ms. Nichols and each of Messrs. Lednicky and Blodgett, $300,000 in aggregate value. For 2004, the following individuals received options with an aggregate value as follows, based upon a calculated value per underlying share of $3.66: Mr. Williamson, $2,340,000 in aggregate value; Mr. Furbacher, $325,000 in aggregate value; Ms. Nichols, $97,500 in aggregate value; each of Messrs. Lednicky and Blodgett, $123,500 in aggregate value; and Ms. Graebner, $325,000 in aggregate value. For 2003, the following individuals received options with an aggregate value as follows, based upon a calculated value per underlying share of $3.88: Mr. Williamson, $1,575,000 in aggregate value; Mr. Furbacher, $308,750 in aggregate value; Ms. Nichols, $97,500 in aggregate value; Mr. Lednicky, $81,250 in aggregate value; Mr. Blodgett, $65,000 in aggregate value; and Ms. Graebner, $308,750 in aggregate value. The “Total Compensation” column does not include amounts for performance units related to 2005 performance.
(7)	For further information regarding Mr. Williamson’s compensation, see “Compensation and Human Resources Committee Report on Executive Compensation—409A Transaction.”
(8)	Ms. Nichols became an executive officer of Dynegy in November 2005.
(9)	Mr. Lednicky became an executive officer of Dynegy in November 2005.
(10)	Mr. Blodgett became an executive officer of Dynegy in November 2005.
(11)	Mr. Caruso retired from Dynegy effective December 31, 2005.
(12)	Ms. Graebner ceased to be employed by Dynegy effective December 31, 2005.

Stock Option Grants

The following table sets forth certain information with respect to stock option grants made to the Named Executive Officers related to 2005 performance under the Dynegy Inc. 2000 Long Term Incentive Plan. No stock appreciation rights were granted during 2005.

	Individual Grants
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees for Fiscal 2005	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term($)(2)
Name					5%	10%
Bruce A. Williamson(3)	919,541	40%	$4.88	3/16/16	$2,822,077	$7,151,696
Stephen A. Furbacher	229,886	10%	$4.88	3/16/16	$705,521	$1,787,929
Holli C. Nichols	114,943	5%	$4.88	3/16/16	$352,761	$893,965
Lynn A. Lednicky	114,943	5%	$4.88	3/16/16	$352,761	$893,965
J. Kevin Blodgett	114,943	5%	$4.88	3/16/16	$352,761	$893,965
Carol Graebner	—	—	$—	—	$—	$—
Nick J. Caruso	—	—	$—	—	$—	$—

(1)	Amounts reflect the number of shares of our Class A common stock underlying the options granted. In each case, stock options were granted with an exercise price equal to the closing price of our Class A common stock on the date of grant.
(2)	The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of the underlying Class A common stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of our Class A common stock. Potential realizable value is reported net of the option exercise price but before taxes associated with exercise. Actual gains, if any, on option exercises and Class A common stock are dependent on the future performance of our Class A common stock and overall market conditions.
(3)	For further information regarding Mr. Williamson’s option grants, see “Compensation and Human Resources Committee Report on Executive Compensation—409A Transaction.”

Option Exercises and Year-End Value Table

The following table sets forth information regarding options held by the Named Executive Officers at December 31, 2005.

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Stock Options at 12/31/05		Value of Unexercised In-the- Money Stock Options at 12/31/05(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce A. Williamson(2)	—	—	1,468,643	909,962	$5,328,710.28	$442,668.24
Stephen A. Furbacher	—	—	479,247	171,848	$193,749.00	$159,148.92
Holli C. Nichols	—	—	59,790	48,391	$33,715.72	$35,765.78
Lynn A. Lednicky	—	—	182,842	57,703	$107,609.48	$53,946.82
J. Kevin Boldgett	—	—	19,903	46,244	$6,102.91	$26,334.01
Carol Graebner	—	—	86,525	171,848	$179,949.00	$152,248.92
Nick J. Caruso	—	—	90,000	—	$276,300.00	—

(1)	Value based on the closing price of $4.84 on the New York Stock Exchange—Composite Tape for our Class A common stock on December 30, 2005.
(2)	For further information regarding Mr. Williamson’s options, see “Compensation and Human Resources Committee Report on Executive Compensation—409A Transaction.”

Long Term Incentive Plans

The following table sets forth certain information with respect to performance unit grants made to the Named Executive Officers related to 2005 performance under the Dynegy Inc. 2000 Long Term Incentive Plan.

Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price Based Plans
			Threshold	Target	Maximum
Bruce A. Williamson	8,000	1/1/2006-12/31/2008	$400,000	$800,000	$1,600,000
Stephen A. Furbacher	2,000	1/1/2006-12/31/2008	$100,000	$200,000	$400,000
Holli C. Nichols	1,000	1/1/2006-12/31/2008	$50,000	$100,000	$200,000
Lynn A. Lednicky	1,000	1/1/2006-12/31/2008	$50,000	$100,000	$200,000
J. Kevin Blodgett	1,000	1/1/2006-12/31/2008	$50,000	$100,000	$200,000
Carol Graebner	—	—	—	—	—
Nick J. Caruso	—	—	—	—	—

In March 2006, performance unit grants were made under the 2000 Long Term Incentive Plan. The performance units are denominated in $100 units, payable in cash or Class A common stock, as determined in the discretion of the Compensation Committee. Each performance unit is payable at the end of a three year performance period based on performance goals tied to Dynegy’s cumulative operating cash flow as discussed further under “Compensation and Human Resources Committee Report on Executive Compensation—Long-Term Incentive Awards” below. An officer’s performance units are forfeited upon termination of employment with Dynegy during the three year performance period, with an exception for death, disability, retirement at age 55, and dismissal by Dynegy other than for cause. In the event of a change of control of Dynegy, all performance units would immediately vest at target levels and would be payable in cash.

Employment Agreements, Change-in-Control Agreements and Severance Agreements

General.    We generally seek to minimize the number of employment agreements we have with our senior executives. Over the past two years, we have elected not to renew employment agreements with our executive officers and have allowed them to expire by their terms. At present, Mr. Williamson is our only executive officer with an employment agreement. Severance benefits are available to our executive officers, including applicable benefits following a “change in control,” pursuant to the terms of our Executive Severance Pay Plan which is discussed below. Please read the “Compensation and Human Resources Committee Report on Executive Compensation” below for further discussion of our executive compensation program.

Bruce A. Williamson Employment Agreement.    Upon becoming our CEO and President effective October 23, 2002, Mr. Williamson signed an employment agreement which we renewed and extended through October 23, 2006, with certain amendments, on September 15, 2005 and March 16, 2006. Concurrent with the execution of his employment agreement in 2002, Mr. Williamson received a signing bonus of $2,250,000 and was granted options to purchase 2,000,000 shares of Class A common stock with an exercise price of $0.88 per share, which was the closing price of our Class A common stock on the date of grant. Mr. Williamson’s employment agreement entitles him to a base salary of $1,000,000 annually, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon specified financial or performance objectives, as a participant in our incentive compensation plan at the discretion of the Board of Directors. Mr. Williamson’s annual base salary has not increased above $1,000,000.

The employment agreement provides that Mr. Williamson is eligible to receive stock option grants each year during the term of the agreement at the discretion of the Board of Directors. Please read “Compensation and Human Resources Committee Report on Executive Compensation” below for a discussion of the annual cash bonus and long-term incentives awarded to Mr. Williamson for 2005. The employment agreement also contains non-compete provisions if Mr. Williamson’s employment is terminated.

Mr. Williamson’s employment agreement also includes provisions governing the payment of severance benefits if his employment is terminated by Dynegy without cause or due to resignation following a “constructive termination,” as defined in the agreement. For purposes of the agreement, the term “constructive termination” is defined to include a reduction in base salary or relocation outside of the Houston metropolitan area. Upon such a termination, Mr. Williamson would receive (i) the severance benefits for which he would be eligible under our Amended and Restated Executive Severance Pay Plan, as described below in “Executive Severance Pay Plan,” and (ii) a lump sum payment equal to the value of the 401(k) Plan matching contribution and the portable retirement plan benefit he otherwise would have received through the end of the term of the employment agreement. In addition, any restricted stock and any employee stock options granted to him during his term of employment would vest immediately.

Further, if such a termination occurs within 60 days before or one year following specified change of control events, Mr. Williamson would be entitled to change in control severance payments as described below in “Change in Control Plan,” with the exceptions that:

(i)	Mr. Williamson will be entitled to receive 2.99 times the greater of (A) the sum of his (1) base salary and (2) target cash bonus under the Company’s incentive plans, for the period in which employment is terminated or (B) the sum of his (1) average base salary and (2) average target cash bonus under the Company’s incentive plans, for the three calendar years immediately prior to the calendar year in which his employment is terminated; and

(ii)	Mr. Williamson’s stock options, restricted stock awards, phantom stock and other equity-based awards shall immediately vest upon the occurrence of a change in control. Mr. Williamson’s employment agreement was further amended on March 16, 2006. Please read “Compensation and Human Resources Committee Report on Executive Compensation—409A Transaction.”

Executive Severance Pay Plan.    Pursuant to our Amended and Restated Executive Severance Pay Plan, our executives are entitled to payment of severance benefits if their employment is terminated due to a reduction in work force, a position elimination, an office closing, or a mutually satisfactory resignation. Severance benefits under the Executive Severance Pay Plan include:

(i)	severance pay equal to one month of base pay for each full, completed year of continuous service with Dynegy and a pro-rated amount for each partial year of continuous service, subject to the following requirements:

(A)	for the Chief Executive Officer and Chief Operating Officer, 24 months of base pay;

(B)	for any Executive Vice President, minimum 12 months of base pay;

(C)	for any Senior Vice President, minimum nine months of base pay; and

(D)	for any Vice President or Managing Director, minimum six months of base pay;

(ii)	continued participation in Dynegy’s group health care plan during a period of time equal to the number of months of base pay such executive receives under the Executive Severance Pay Plan, provided the employee continues to pay premiums at active employee rates, with such coverage ending immediately upon the employee obtaining new employment and eligibility for similar coverage; and

(iii)	outplacement assistance benefits, as determined by the plan administrator, during a period of time equal to the number of months of base pay such executive receives under the Executive Severance Pay Plan.

Change in Control Plan.    Pursuant to a supplement to our executive severance pay plan, as amended, our executives are entitled to payment of severance benefits in connection with a “change in control” as defined therein. Under this supplement, each of our executives is entitled to severance benefits if, in connection with a change in control, such executive is:

(i)	terminated without cause; or

(ii)	suffers a significant diminution in responsibilities, authority or duties, a reduction in base salary or relocation to a location outside the Houston, Texas metropolitan area.

Severance benefits under the change in control plan include:

(i)	a lump sum cash payment equal to

(A)	for the Chief Executive Officer or Chief Operating Officer, 2.99 times such executive’s annual compensation, which is defined in the agreement as the sum of such executive’s (1) base salary and (2) target cash bonus under the Company’s incentive plans, for the period in which employment is terminated;

(B)	for any Executive Vice President, 2.50 times such executive’s annual compensation;

(C)	for any Senior Vice President or Vice President, 1.50 times such executive’s annual compensation;

(D)	for any Managing Director, 1.00 times such executive’s annual compensation;

(ii)	a lump sum cash payment equal to the aggregate target annual incentive compensation under any applicable short-term incentive compensation plan for the fiscal year during which such termination of employment occurs (determined as if all applicable goals and targets had been satisfied in full), pro-rated to the date of such executive’s termination;

(iii)	all medical, dental and vision benefits maintained for such executive as of the termination date, contingent upon continued payment of premiums by such executive at active employee rates for a period equal to (1) 36 months from termination for the Chief Executive Officer and Chief Operating Officer, (2) 30 months from termination for any Executive Vice President, (3) 18 months for any a Senior Vice President or Vice President, and (4) 12 months for any Managing Director; and

(iv)	any outstanding stock options, restricted stock awards, phantom stock and other equity-based awards previously granted to you shall immediately vest upon a ‘change in control’, subject to the Board of Directors’ discretion to (1) extend the period in which such stock options can be exercised up to five years or (2) require the cancellation of such stock options in exchange for a cash payment.

The plan also provides Section 280G gross-up protection for any severance benefits that might be paid upon a termination as a result of a change in control, entitling the executive to gross-up payments equal to any excise taxes that would be owed on such severance benefits, including any excise taxes that would be owed on any gross-up payments.

Carol F. Graebner Severance Agreement and Release.    On December 31, 2005, we entered into a Severance Agreement and Release with Carol F. Graebner, our former Executive Vice President and General Counsel, regarding the termination of her employment with Dynegy. Pursuant to the Severance Agreement and Release, we agreed to pay Ms. Graebner (i) a cash sum of $1,152,403, of which $375,000 related to her cooperation and assistance after termination, (ii) an award pursuant to our Mid-Term Incentive Plan for 2005 and (iii) subject to the discretion of Dynegy’s Compensation and Human Resources Committee, an annual short-term incentive award for 2005. In addition, we agreed to provide Ms. Graebner with continued medical, dental and vision coverage for up to 24 months commencing January 1, 2006. All of Ms. Graebner’s restricted shares and outstanding stock options fully vested and the options are exercisable through the end of 2006. In exchange for these benefits, Ms. Graebner released Dynegy from any employment-related claims and agreed to certain post-employment covenants and cooperation and assistance obligations. The benefits Ms. Graebner received under the Severance Agreement and Release were in lieu of any benefits to which she might otherwise have been entitled under our Executive Severance Pay Plan. Please refer to the Summary Compensation Table for further information.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Dynegy’s executive compensation program is administered and reviewed by the Compensation and Human Resources Committee. The Compensation Committee currently consists of Messrs. Galt (Chairman), Biegler, Clark and Stewart, all of whom are independent directors pursuant to NYSE Listed Company Standards. The Compensation Committee has furnished the following report on executive compensation for 2005.

Philosophy and Policies

Our primary objective is to design and implement an executive compensation program that attracts, motivates and retains highly-qualified executive personnel and, at the same time, rewards performance that advances both the short- and long-term interests of our investors. We have taken a pay-for-performance approach to executive compensation with a total package that includes base salary, potential for an annual cash incentive bonus and an opportunity to earn long-term incentives in the form of equity-based awards. We also review executive perquisites and their contribution to an executive’s total compensation package. At expected levels of performance, we seek to provide a total compensation package that is competitive with the median for executives who hold comparable positions and/or have similar qualifications in similarly situated organizations. Please read “Competitive Benchmarking” below for further discussion.

Each component of our executive compensation program is dependent upon both Dynegy’s performance and individual executive performance. We determine Dynegy’s performance for compensation purposes by analyzing the attainment of key financial and non-financial goals, as well as the achievement of critical strategic objectives, that in each case are set by management, and reviewed and approved by the Board, near the beginning of each year. In reviewing these achievements during and at the end of the year, particularly the key financial goals, we generally exclude the negative impact of opportunistic transactions that we believe support the long-term interests of Dynegy and its investors but that were not reflected in the goals that were established at the beginning of the year. We determine individual executive performance for compensation purposes by reviewing the individual executive’s contributions toward the attainment and achievement of the aforementioned goals and objectives, as well as his or her demonstration of the key leadership and other behavioral attributes that our executive compensation program was designed to foster and reward. Please read “Dynegy Performance and Chief Executive Officer Compensation” below for a description of the 2005 goals and objectives.

Each year, the Compensation Committee, with input from our independent compensation consultant, reviews the competitiveness and appropriateness of Dynegy’s compensation philosophy. Our practice has been for the Committee to retain an independent compensation consultant and this year, in order to ensure the provision of a fresh, independent perspective on our compensation philosophy and tactics, we chose to engage a new independent compensation consultant. With the assistance of this independent compensation consultant, the

Committee strives to develop a total compensation strategy that rewards the accomplishment of strategic and financial objectives, while maintaining consistency with industry practices. Following are some of the key items introduced as part of this year’s compensation strategy and approach:

•	Performance Units: We continually seek to create a total compensation strategy that includes long-term incentive awards designed to align individual performance with the interests of our investors. While in the past our significant self-restructuring activities were deemed not to support the adoption of long-term award payouts conditioned on achievement of specified long-term performance or financial objectives, this year the Compensation Committee designated a portion of each executive’s long-term award value in the form of performance units. A description of these performance units is contained below under “Long-Term Incentive Awards.”

•	Broadened Long-Term Incentive Award Eligibility: In recent years, the Compensation Committee generally limited awards of long-term incentives to executive officers and senior management. This year, the Compensation Committee considered and approved broadening the eligibility for long-term incentive awards below the executive officer and senior management levels. This approach, which was supported by our independent compensation consultant, is designed to aid in the retention of employees who possess critical skill-sets in an increasingly competitive labor market. We also believe that increased participation will further align our employees’ interests with those of our investors, while allowing Dynegy to continue to compare favorably to competitive norms in terms of the number of shares subject to or available for grant relative to total shares outstanding. For employees below senior management levels, equity awards were granted entirely as restricted stock awards that vest ratably over a three-year period.

Equity awards for our executive officers and senior managers included stock options, restricted shares and, as noted above, performance units. Please read “Long-Term Incentive Awards” below for further discussion. Additionally, based on advice from our independent compensation consultant, we chose to target long-term incentive awards at the 60th percentile of the market this year. We believe that targeting the 60th percentile for long-term incentive awards will aid in attraction and retention of key employees and provide incentives that support the organization’s strategic direction.

We added the above-described features to our standard executive compensation components—base salary, annual cash incentive bonuses and long-term incentive awards—as discussed below.

Base Salary.    We review base salaries annually to ensure they are competitive and commensurate with each executive’s job responsibilities, performance and experience. Any adjustments are made based upon the executive’s position relative to competitive market medians, as well as individual performance as measured against pre-established goals and objectives. Base salaries are targeted at the market median when compared to an industry group that includes peer group companies and general industry companies of similar size to Dynegy. Base salaries, together with any annual increases, are reviewed in conjunction with our independent compensation consultant. Please read “Competitive Benchmarking” below for further discussion.

Annual Cash Incentive Bonuses.    Annual cash incentive bonuses for 2005 were considered for executive officers after Dynegy’s Form 10-K was filed for the preceding calendar year, providing us a basis on which to have determined Dynegy’s performance and each individual executive’s performance relative to the performance goals that were established at the beginning of such year. We establish the annual cash incentive bonus opportunity for each executive officer at the beginning of the year at a target level, which is targeted at the market median for industry peers and commensurate with each executive’s job responsibilities. There is upside potential for an executive’s annual cash incentive bonus to exceed the target level in the event of exceptional performance by Dynegy and/or the individual executive. Similarly, annual cash incentives are not guaranteed for our executives, and company performance or individual performance can result in either no annual incentive bonus or an annual incentive bonus award that is less than the target level. Our annual cash incentive targets and any approved payments are reviewed in conjunction with our independent compensation consultant.

Long-Term Incentive Awards.    Long-term incentive awards, if any, have been traditionally granted in the form of stock options and restricted shares of common stock. Restricted stock and stock options tie directly to the performance of Dynegy’s common stock and provide the executive an incentive to build long-term value for our investors. Restricted stock and stock options also provide an effective means of executive retention because the awards are focused over the longer term and vest over a period of years. In 2005, executive officers were granted long-term incentive awards based on competitive market medians in the following proportions: 65% in stock options and 35% in restricted stock. This year, as described above, the Compensation Committee added performance units as a third component of the long-term incentive awards for our executive officers. The key terms of these performance units are as follows:

•	Denominated in $100 units, payable in cash or stock, at the Compensation Committee’s discretion.

•	Payable at the end of three years based on Dynegy’s cumulative operating cash flow (OCF) as currently forecasted.

•	Payable at the following threshold, target and maximum levels:

Payout per Unit	Performance (OCF)
$0	< 70% of target
$50	70% of target
$100	100% of target
$200	130% of target or more

The value of long-term incentive awards for executives’ 2005 performance was granted in the following proportions: approximately 60% in stock options; 20% in restricted stock; and 20% in performance units. The number of stock options awarded was based on the Black Scholes valuation model, while the number of restricted shares awarded was based on the fair market value of Dynegy’s common stock as of the date of grant. The Compensation Committee, in conjunction with our independent compensation consultant, will continue to assess the market competitiveness of this mix and evaluate potential enhancements as appropriate.

Competitive Benchmarking.    In order to determine appropriate levels of executive compensation, each year we conduct a detailed competitive evaluation (including, among other things, a review of proprietary and proxy information) and we consult with and receive advice from our independent compensation consultant. Our independent compensation consultant compiles, reviews and interprets certain data and information that compares Dynegy with companies considered to be peers for compensation purposes. We have developed a comparison peer group comprised of energy companies with lines of business similar to Dynegy. Our peer group included five of the companies reflected in the performance graph found on page 33 of this proxy statement, together with two other companies that we and our independent compensation consultant believe represent appropriate energy comparators for executive pay purposes. We also benchmarked our pay compensation levels against energy services industry surveys and executive compensation surveys comprised of more than 100 Fortune 500 companies. We believe that these surveys, together with our independent compensation consultant’s analysis of the proxy data for our peer companies, provide a comprehensive compensation competitiveness evaluation.

In order to attract, retain and motivate Dynegy’s employees, we strive to pay market competitive compensation at all levels, and we review compensation trend information to ensure that changes in compensation (including executive compensation) are justified given the market conditions at the time.

We have established an executive compensation program with a strong performance-based orientation. As stated above, our primary mission is to ensure that each executive officer’s compensation is directly related both to individual performance and the performance of Dynegy. In particular, after consulting with our independent compensation consultant, we determined that with respect to cash compensation, the base salary of executive officers will be targeted at or near the median of the peer group’s corresponding base salaries. The annual cash incentive and, therefore, total direct cash compensation the executive can achieve is also targeted at the median of the peer group, and can be lower than the median if target level performance is not achieved or higher in the case of performance above the target levels. The value of long-term incentive awards for executive officers is targeted at the 60th percentile. This change was made for awards granted for 2005 performance, upon consultation with our independent compensation consultant, to achieve increased alignment with compensation strategies employed by companies in a similar place in the business cycle as Dynegy. Long-term incentive awards can be lower when target levels of performance are not achieved or higher in the case of exceptional performance above the target levels.

Dynegy Performance and Chief Executive Officer Compensation

During 2005 and extending into January 2006, we reviewed Dynegy’s 2005 performance relative to its financial and non-financial goals in each meeting of the Compensation Committee. Dynegy’s 2005 financial goals assessed for executive compensation purposes primarily included achievement of specified targets with respect to core business earnings per share, core business free cash flow and liquidity. Dynegy’s 2005 non-financial goals included attaining capital expenditure targets; resolving significant legacy litigation matters; maximizing free cash flow; expanding the long-term competitive position of the business; continuing the development of a culture of integrity, trust, and open, transparent communications; reaching resolution on a long-term power tolling arrangement; minimizing refinancing risk and lowering Dynegy’s cost of capital for its shareholders. In addition, specific financial and operational goals, including achieving targeted Operating Cash Flow/Investing Cash Flow ratios, and continuing execution of safety and environmental programs and operational reliability, were established.

After analyzing Dynegy’s performance relative to these goals and objectives, we determined that Dynegy attained the necessary performance goals for the 2005 performance period to award annual cash incentive bonuses to Dynegy’s executive officers under the Short-Term Incentive Plan. Of particular note, the successful pursuit of strategic alternatives for the Midstream natural gas liquids business resulted in sale proceeds totaling $2.441 billion. The proceeds from the sale, which closed in October 2005, provide Dynegy with available liquidity to pursue liability management activities and growth opportunities designed to enhance long-term shareholder value. Other key accomplishments include the Sithe Energies asset acquisition, the settlement of complex shareholder litigation and litigation surrounding Dynegy’s Baldwin facility, and the pending West Coast Power and Rocky Road asset swap with NRG Energy. Additionally, the key financial goals related to core business earnings per share, core business free cash flow and liquidity were attained. Although the attainment of all performance goals is not required, the performance goals are evaluated to determine the actual annual cash incentive bonus that may be awarded in a given year. During 2005, we did not assign relative weights to each of the measures used in determining executive compensation. Going forward, we have assigned the value of certain long-term incentive awards to the attainment of a specific performance goal—operating cash flow—and will continue to evaluate other measures to further enhance the alignment of executive compensation with specific performance targets. We do not publish any of Dynegy’s or the CEO’s quantifiable targets or other specific goals that are sensitive and proprietary and could adversely affect Dynegy.

Consistent with our philosophy and policies identified above, including consulting with our independent compensation consultant and reviewing competitive benchmarking information, we reviewed internal and external factors to determine the appropriate compensation for Mr. Williamson and the other executive officers of Dynegy for 2005. We and the rest of Dynegy’s non-employee directors considered Mr. Williamson’s significant accomplishments in 2005 as they relate to completing significant self-restructuring activities. Specifically, we considered, among other factors, Dynegy’s financial performance relative to its 2005 operating plan; Dynegy’s notable progress toward resolving legacy litigation, regulatory, contractual and other related matters; and Dynegy’s substantial completion of its non-core asset divestitures, including the successful closing of the sale of the Midstream business. Having reviewed the contribution that Mr. Williamson made to Dynegy’s performance in 2005, we believe that he demonstrates the integrity, vision, planning and leadership qualities that the executive compensation program was designed to foster and reward. In light of the foregoing, we and the rest of Dynegy’s non-employee directors awarded Mr. Williamson an annual cash incentive bonus for 2005 in the amount of $1,600,000 which exceeded his target award by 60%.

With regard to long-term incentive awards, we reviewed market trends and other competitive benchmarking information in determining our equity compensation strategy for 2005. The basis for payment of long-term incentives is similar to that for payment of annual cash incentive bonuses—i.e., a combination of attaining corporate performance goals and accomplishing strategic goals and objectives, as well as individual performance and competitiveness with the market. In conjunction with our independent compensation consultant, we determined that aligning our goals of attracting, motivating and retaining high-quality executives and rewarding performance that advances both the short- and long-term interests of our investors could be accomplished by awarding an appropriate balance of traditional stock options, time-based restricted stock and performance units.

Pursuant to this strategy, we granted traditional stock options to executives and senior managers based on a rigorous performance review process in amounts designed to reflect an appropriate balance between cash and equity compensation. Stock options for these individuals were granted effective March 15, 2006 with an exercise price equal to the market price of our common stock on that date and which vest in one-third increments over the next three years. We also granted our executives’ time-based restricted stock awards, effective March 15 2006, based on the market price of our common stock on that date and which vest in full on the three-year anniversary of the grant date. Additionally, a portion of each executive officer’s long-term award value is distributed in the form of performance units based on the accomplishment of a three-year cumulative operating cash flow target. The aggregate value of each executive officer’s long-term incentive award, which was targeted at 60% of the competitive market median, was comprised of 60% stock options, 20% restricted stock and 20% performance units.

For 2005, Mr. Williamson was granted 919,541 stock options with an exercise price equal to $4.88, the market price of our common stock on the grant date (March 15, 2006), 163,935 shares of restricted stock and 8,000 performance units. Mr. Williamson’s long-term incentive awards were based on competitive market analysis of the peer companies described above as well as general industry companies of similar size, against which his individual performance was measured.

Given his relative comparability to the median base salary paid to the peer group’s CEOs, we determined that Mr. Williamson would not receive an increase above his current base salary of $1,000,000 per year.

409A Transaction

On March 16, 2006, our Board of Directors approved an exchange transaction involving Mr. Williamson. Under the terms of the transaction, the purpose of which was to address uncertainties created by proposed regulations issued in late 2005 pursuant to Section 409A of the Internal Revenue Code, we cancelled all of the 2,378,605 stock options held by Mr. Williamson as of that date. Of these cancelled options, 1,333,333 were granted in October 2002 with an exercise price of $0.88 per share, 405,928 were granted in February 2004 with an exercise price of $4.48 per share, and 639,344 were granted in January 2005 with an exercise price of $4.30 per share. Each of these exercise prices equaled the closing price per share of our Class A common stock on the grant date, and the associated options had a ten-year term. As consideration for the cancellation of these stock options, we granted Mr. Williamson 967,707 stock options under our 2002 Long Term Incentive Plan at an exercise price of $4.88, which equals the closing price per share of our Class A common stock on March 16, 2006. These stock options have a term of ten years, vest in three equal annual installments beginning on the first anniversary of the grant date and are subject to earlier vesting upon a constructive termination, a termination without cause or a termination resulting from a change in control. Additionally, we agreed to pay Mr. Williamson $5,565,187 in cash based on the in-the-money value of Mr. Williamson’s vested stock options as of March 16, 2006. This cash payment, which will include interest to accrue annually at 7.5%, will be made on January 15, 2007. Under the terms of the transaction, it was determined that the cash payment together with the value of the stock options that were granted on March 16, 2006, using a Black-Scholes valuation model, equals the Black-Scholes value of the stock options that were cancelled. The terms of the transaction are set forth in an Agreement Concerning Employment Agreement and Stock Options dated as of March 16, 2006 between the Company and Mr. Williamson.

The transaction was structured because the proposed regulations provide that some modifications of stock options may subject such stock options to a 20% excise tax as well as retroactive recognition of income, penalties and interest. By undertaking the transaction, we and Mr. Williamson believe that the adverse tax consequences that might have resulted under the proposed regulations will be avoided. The potential tax issue arose because of the terms of an amendment to Mr. Williamson’s employment agreement that was executed on September 15, 2005, some two weeks before the proposed regulations were released. Mr. Williamson’s original employment agreement, executed on October 23, 2002, provided that his stock options would expire following specified terminations of his employment at the end of the term of his employment agreement. In recognition of the original intent of the parties in consummating the Employment Agreement, Mr. Williamson’s stock options were modified in the second amendment so as to expire 3 years and 5 years, respectively, following the occurrence of a constructive termination or a termination resulting from a change in control. The transaction is designed to provide Mr. Williamson with the previously agreed upon 3- and 5-year exercise periods following the above-mentioned contingencies.

In connection with the transaction, we and Mr. Williamson entered into a third amendment to the Employment Agreement dated March 16, 2006 providing for, among other things, (1) the elimination from the Employment Agreement of the provisions relating to the extended option exercise period following the occurrence of a constructive termination, a termination without cause or a termination resulting from a change in control, which provisions are now included in the stock option agreement governing the new stock option grant, and (2) a technical amendment regarding the vesting of stock options, restricted stock awards and other equity-based awards upon a constructive termination or a termination without cause similar to the existing provisions regarding such vesting following a change in control termination.

Compensation of Other Executive Officers

As a result of a change in the membership of the executive management team and the sale of the Midstream business, on August 17, 2005, Mr. Furbacher was promoted to President and Chief Operating Officer. On November 29, 2005, Dynegy announced that in conjunction with other restructuring efforts, four members of the executive management team would be leaving the organization. The contributions of these individuals were invaluable to Dynegy’s self-restructuring efforts and helped to restore internal and external confidence and credibility. The reorganization efforts resulted in the promotion of three senior vice presidents into executive officer positions—Mr. Blodgett was promoted to General Counsel & Executive Vice President, Administration; Mr. Lednicky was promoted to Executive Vice President, Strategic Planning and Corporate Business Development; and Ms. Nichols was promoted to Executive Vice President and Chief Financial Officer.

We consulted with our independent compensation consultant and applied the information and performance goals outlined above in reviewing and approving the compensation of Dynegy’s other executive officers. We also took into account a variety of other factors, including:

•	The nature and responsibility of the position;

•	The experience of the individual executive; and

•	The recommendation of the CEO.

In light of Dynegy’s overall business performance during 2005 and the changes in the executive officer structure, and in consultation with our independent compensation consultant, we awarded an annual cash incentive bonus and long-term incentive awards to each of the other named executive officers, commensurate with their 2005 performance. Messrs. Blodgett and Lednicky and Ms. Nichols each received a base salary increase in November 2005 in connection with their promotions. Mr. Furbacher received a base salary increase upon his promotion to President and Chief Operating Officer in August 2005, and a subsequent salary adjustment in March 2006 to better align his base compensation with the market median for similar positions within our peer group. Additionally, Mr. Caruso and Ms. Graebner, who both would have been considered named executives except that they were not serving as executive officers at the end of 2005, were awarded cash incentive bonuses commensurate with their 2005 performance. Please read the “Summary Compensation Table” and related information contained in this proxy statement for the details of these awards.

Mid-Term Incentive Plan

In addition to the awards described above, Mr. Williamson and three of the other named executive officers, as well as six other Dynegy officers, received an aggregate of $360,500 in cash payments on February 3, 2006, pursuant to the third and final performance year of the Mid-Term Incentive Plan. The Mid-Term Incentive Plan was adopted in 2003 to reward select executives for stock price appreciation over a three-year period. At the time of adoption, Dynegy’s common stock was trading at $1.77 per share. Under the Mid-Term Incentive Plan, select officers were granted the opportunity to earn cash awards based on a threshold stock price of $3.50 per share and a target stock price of $6.50 per share.

The Mid-Term Incentive Plan was designed to award payments at the conclusion of the second performance year, based on the average stock price during the last 30 trading days of 2004, and at the conclusion of the third performance year, based on the average stock price for all of 2005. Based on our average stock price during 2005, Mr. Williamson and the named executive officers earned cash payments equal to 10% of their average base salaries for 2003 and 2004. Actual payment amounts for the named executive officers were as follows: Mr. Williamson—$100,000; Mr. Furbacher—$35,500; Mr. Lednicky—$24,200; and Ms. Nichols—$21,200. Cash payments related to participation in this Plan were also made to Mr. Caruso— $50,000 and Ms Graebner—$33,400. Mr. Blodgett was not a participant in this Plan. This was the final payment under the Mid-Term Incentive Plan, which was terminated by the Compensation Committee in February 2006.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally affects Dynegy’s federal income tax deduction for compensation paid to Dynegy’s CEO and four other highest paid executive officers in excess of $1 million. To the extent compensation is “performance-based” within the meaning of Section 162(m), the Section’s limitations will not apply. Dynegy’s 2000 and 2002 Long-Term Incentive Plans, pursuant to which long-term incentive awards are granted to executive officers, were approved by Dynegy’s Board and its shareholders and generally were structured to qualify as performance-based compensation plans under Section 162(m). A majority of the long-term incentive awards granted under these plans are designed to meet the requirements of Section 162(m). While we generally strive to make awards under Dynegy plans that are intended to qualify as performance-based compensation under Section 162(m), some portion of the compensation paid to Dynegy’s CEO and other executive officers may not meet the standards of deductibility under Section 162(m).

Compensation and Human Resources Committee

The following directors participated in the deliberations concerning Dynegy’s executive compensation for 2005:

Barry J. Galt (Chairman)

David W. Biegler

Thomas D. Clark, Jr.

Joe J. Stewart

Compensation Committee Interlocks and Insider Participation

The Compensation Committee has neither interlocks nor insider participation.

AUDIT AND COMPLIANCE COMMITTEE REPORT

Our Board of Directors has established an Audit and Compliance Committee of independent directors, which operates under a written charter adopted by the Board of Directors. The charter, which was amended and restated in November 2005, is attached as Appendix A to this proxy statement. Our management is responsible for establishing a system of internal controls and for preparing our consolidated financial statements in accordance with generally accepted accounting principles. Our independent accountants, PricewaterhouseCoopers LLP, are responsible for auditing our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing their report based on that audit. Under the Audit and Compliance Committee’s charter, the primary function of the Audit and Compliance Committee is to assist the Board of Directors in fulfilling its oversight responsibilities as to (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics, (iii) the independent auditors’ qualifications and independence, (iv) the performance of our internal audit function and the independent auditors and (v) the performance of our risk assessment and risk management policies. The Audit and Compliance Committee is also directly responsible for selecting and evaluating the independent auditors, reviewing, with the independent auditors, the plans and scope of the audit engagement and reviewing with the independent auditors their objectivity and independence.

In connection with the preparation of the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005:

•	The Audit and Compliance Committee reviewed and discussed the audited financial statements with the independent auditors and management.

•	The Audit and Compliance Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In general, these auditing standards require the auditors to communicate to the Audit and Compliance Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; and the auditors’ judgment about the quality of our accounting principles.

•	The Audit and Compliance Committee received from the independent auditors written disclosures regarding their independence required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence. In general, Independence Standards Board Standard No. 1 requires the auditors to disclose to the Audit and Compliance Committee any relationship between the auditors and its related entities and us that in the auditors’ professional judgment may reasonably be thought to bear on independence. The Audit and Compliance Committee also considered whether the independent auditors’ provision of non-audit services to us was compatible with maintaining their independence.

Based on the review and discussions noted above, the Audit and Compliance Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2005 be included in our Annual Report on Form 10-K filed with the SEC.

This report is submitted by the members of the Audit and Compliance Committee of the Board of Directors:

Robert C. Oelkers (Chairman)

Charles E. Bayless

Linda Walker Bynoe

George L. Mazanec

William L. Trubeck

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accounting Fees and Services

The firm of PricewaterhouseCoopers LLP has been our independent registered public accountant since 2002, and our Audit and Compliance Committee has approved the selection of PricewaterhouseCoopers LLP as the independent registered public accountant to examine our accounts and the accounts of our consolidated subsidiaries for the year ending December 31, 2006. Set forth below is a summary of the fees we paid PricewaterhouseCoopers LLP for professional services rendered for the years ended December 31, 2005 and 2004.

Audit Fees.    As of March 15, 2006, audit fees billed by PricewaterhouseCoopers LLP for professional services provided in the years ended December 31, 2005 and 2004 approximated $6.3 million and $10.5 million, respectively. Of the $6.3 million billed for 2005, approximately $4.8 million relates to the integrated audit of our 2005 consolidated financial statements and the audit of the 2005 consolidated financial statements of Dynegy Holdings Inc., or “DHI,” our wholly-owned subsidiary and an SEC filer, approximately $0.7 million relates to statutory audits of various of our consolidated subsidiaries, and approximately $0.2 million relates to the audit of our 2004 consolidated financial statements and the 2004 consolidated financial statements of DHI. In addition, $0.4 million relates to audit fees associated with our sale of DMSLP, which were reimbursed to us by Targa. Of the $10.5 million billed for 2004, approximately $4.7 million relates to the assessment and the audit of management’s assessment of the effectiveness of our internal control over financial reporting conducted in accordance with Section 404 of SOX, approximately $3.0 million relates to the audit of our 2004 consolidated financial statements and the 2004 consolidated financial statements of DHI and Illinois Power Company, our former subsidiary and an SEC registrant, approximately $1.7 million relates to the audit of our 2003 consolidated financial statements and the 2003 consolidated financial statements of DHI and Illinois Power Company, and approximately $1.0 million relates to the restatement of our 2003 financial statements.

Audit-Related Fees.    As of March 15, 2006, audit-related fees billed by PricewaterhouseCoopers LLP for professional services provided in the years ended December 31, 2005 and 2004 approximated zero and $82,500, respectively. Audit-related fees for the periods presented consisted primarily of assurance and related services reasonably related to the audit of our financial statements that are not reported under the caption “Audit Fees” above, such as accounting consultations relating to the sale of Illinois Power Company and the acquisition of Sithe Energy.

Tax Fees.    As of March 15, 2006, tax fees billed by PricewaterhouseCoopers LLP for professional services provided in the years ended December 31, 2005 and 2004 approximated $2,200 and $27,500, respectively. Tax fees for the periods presented consisted primarily of professional services provided for preparation of federal and state tax returns; review of tax returns prepared by our management; and asset classification studies relating to certain generation projects.

All Other Fees.    As of March 15, 2006, all other fees billed by PricewaterhouseCoopers LLP for professional services provided in the years ended December 31, 2005 and 2004 approximated $5,000 and $11,000, respectively.

Audit and Compliance Committee Pre-Approval Policy

The Audit and Compliance Committee is responsible for appointing, setting compensation for and overseeing the work of PricewaterhouseCoopers LLP, our independent registered public accountants. The Audit and Compliance Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services to be provided by our independent registered public accountants in order to assure that the provision of such services does not impair the auditors’ independence. The policy, as amended, provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific audit, audit-related and tax services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of the annual audit engagement, most statutory or subsidiary audits and all permissible non-audit services for which no general pre-approval exists. For both audit and non-audit pre-approvals, the Audit and Compliance Committee considers whether such services are consistent with applicable law and SEC rules and regulations concerning auditor independence.

The policy delegates to the chairman of the Committee the authority to grant certain specific pre-approvals within the specified limits approved by the Audit and Compliance Committee; provided, however, that between regularly scheduled meetings the chairman may grant pre-approval with respect to extensions of or changes to services that have previously been pre-approved by the Audit and Compliance Committee in amounts up to $50,000. The chairman is required to report the granting of any pre-approvals to the Audit and Compliance Committee at its next regularly scheduled meeting. The policy prohibits the Audit and Compliance Committee from delegating to management the Committee’s responsibility to pre-approve services performed by the independent registered public accountants. In fact, if making the determination as to whether a particular service is of the type generally pre-approved by the Audit and Compliance Committee requires our management to exercise any independent judgment or discretion, such service may not be provided by the independent registered public accountants unless such service is authorized by the chairman or specifically pre-approved by the Committee. When Dynegy engages the independent auditor to perform services based on a general pre-approval, our CFO or, in his or her absence, our Controller is required to, as soon thereafter as reasonably practicable, notify the chairman of such engagement and provide a detailed description of the type and scope of services, proposed staffing, a budget of the proposed fees for such services and a general timetable for the performance of such services.

Requests for pre-approval of services must be detailed as to the particular services proposed to be provided and are to be submitted by our CFO or, in his or her absence, our Controller. Generally, each such request must include a joint statement to the effect that neither the submitting officer nor the independent registered public accountants believe the proposed engagement would impair the auditors’ independence. In addition, each such request generally must include a detailed description of the type and scope of services, proposed staffing, a budget of the proposed fees for such services and a general timetable for the performance of such services.

All of the fees and services described above under “audit fees,” “audit-related fees,” “tax fees” and “all other fees” were approved under the Audit and Compliance Committee’s pre-approval policy and pursuant to Section 202 of SOX. None of the services described above were provided to us pursuant to the de minimus exception provided for in applicable SEC rules and regulations.

Charitable Contributions

During 2005, we did not make any contributions to any charitable organization in which an independent director served as an executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon review of the copies of such forms furnished to us and upon written representations that no Forms 5 were required, we believe that all persons subject to these reporting requirements filed the required reports on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Chevron Corporation

General.    Prior to our sale of our midstream natural gas business, DMSLP, which was completed in October 2005, we engaged in significant transactions with Chevron, including purchases and sales of natural gas and natural gas liquids, joint ownership of certain gas processing assets and certain contractual arrangements. During 2005 we recognized aggregate sales to Chevron of $1.2 billion and aggregate purchases from Chevron of $1 billion. Through DMSLP, we owned a 63% interest in Versado Gas Processors, LLC, a joint venture in which Chevron purchased and processed natural gas in the portion of the mature Permian Basin located in Southeast New Mexico. Versado was sold as part of the sale of DMSLP. We also had a contractual right to process substantially all of Chevron’s gas in North America and certain refinery services contracts with various Chevron refineries that, as a result of the sale of DMSLP, are no longer applicable to Dynegy. In addition, we hold a 50% ownership in a joint venture that holds our Black Mountain power generation facility in Nevada, Nevada Cogeneration Associates #2, in which Chevron is also an investor. During the year ended December 31, 2005, our portion of the net income from that joint venture was approximately $5 million.

Series B Exchange.    In August 2003, we consummated a restructuring of the $1.5 billion in Series B Mandatorily Convertible Redeemable Preferred Stock, which we refer to as the “Series B preferred stock,” previously held by CUSA. Pursuant to the restructuring, which we refer to as the “Series B Exchange,” CUSA exchanged its Series B preferred stock for the following:

•	A $225 million cash payment;

•	8 million shares of our Series C preferred stock; and

•	$225 million principal amount of our Junior Unsecured Subordinated Notes due 2016, which we refer to as the “junior notes.”

In the third quarter of 2004, we made $81 million in payments on the junior notes, and in October 2004 we paid approximately $125 million to redeem the outstanding balance of the junior notes.

The shares of Series C preferred stock generally are convertible into Class B common stock, at the holder’s option, at a price of $5.78 per share. The dividend rate on the Series C preferred stock is 5.5% per annum, payable in February and August of each year, but we may defer payments for up to 10 consecutive semi-annual periods. On each of February 11, 2004, August 11, 2004, February 11, 2005, August 11, 2005 and February 11, 2006 we made the semi-annual dividend payment on the Series C preferred stock of $11 million.

Additionally, we may cause the Series C preferred stock to be converted into shares of our Class B common stock at any time the closing price of our Class A common stock exceeds 130% of the conversion price then in effect for at least 20 trading days within any period of 30 consecutive trading days prior to such conversion.

As part of the Series B Exchange, we also renegotiated certain prepayment arrangements with Chevron such that Chevron returned to us approximately $40 million in pre-payments relating to our commodity purchase obligations and reduced our prepayment obligation from one month to one week.

For a complete description of the Series B Exchange, please read our Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and the agreements we entered into with CUSA in connection with the Series B Exchange incorporated by reference therein.

Shareholder Agreement.    In connection with the Series B Exchange, we and CUSA amended and restated our former shareholder agreement. This amended and restated shareholder agreement, among other things, contains changes to give effect to CUSA’s acquisition of the Series C preferred stock. Also, we agreed not to take any action that would cause CUSA’s ownership interest in our voting stock to exceed 40% of our outstanding voting securities. With respect to the Series C preferred stock, only shares of common stock issued upon an optional conversion by CUSA are counted in calculating the 40% threshold. CUSA also waived its pre-emptive rights in respect of any issuances of equity in connection with our August 2003 recapitalization and with respect to up to $250 million in issuances of qualified capital stock. CUSA continues to have pre-emptive rights with respect to other equity issuances we might make, including issuances of common stock pursuant to our employee benefit plans.

For a complete description of the amended and restated shareholder agreement, please read our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, and the amended and restated shareholder agreement incorporated by reference therein.

Registration Rights Agreements.    In connection with the Series B Exchange, we and CUSA amended and restated our former registration rights agreement and entered into two new registration rights agreements, one covering the Series C preferred stock and the other covering the junior notes. The former registration rights agreement was amended and restated to, among other things, cover the common stock issuable upon conversion of the Series C preferred stock. The two new registration rights agreements, among other things, grant the holders of Series C preferred stock specified resale rights, exchange offer rights and shelf registration rights for their securities. In May 2004 we filed, and in August 2004 the SEC declared effective, a registration statement on Form S-3 covering the resale of the Series C preferred stock and the junior notes issued in connection with the Series B Exchange. As noted above, in October 2004 we redeemed all outstanding junior notes, and the registration rights agreement relating to those notes expired by its terms.

Conflicts of Interest.    Chevron, one of the world’s largest integrated energy companies, is involved in every aspect of the energy industry, from oil and gas exploration and production to transportation, refining and retail marketing, as well as chemicals manufacturing and sales and power production. Chevron’s present operations and its pursuit of future opportunities may overlap with our operations and strategy. There are no contractual limits on Chevron’s ability to compete with us. Conflicts of interest may arise between Chevron, its affiliates and us as we each pursue business opportunities.

We have procedures in place designed to mitigate any such conflicts of interest. Under Article IV, Section E(3) of our Audit and Compliance Committee charter, our Audit and Compliance Committee is responsible for reviewing and approving potential conflicts of interest between or among affiliated shareholders, management and Dynegy. The Audit and Compliance Committee delegates its authority on these matters to the full Board from time to time, and it did so in connection with the Series B Exchange. Additionally, for transactions involving Chevron, the representatives of Chevron serving on our Board are recused from the Board’s decision-making process with respect to the consummation of any such transactions. All of our directors, including the representatives of Chevron serving on our Board, are subject to our Code of Business Conduct and Ethics, which requires disclosure to the Board of potential conflicts of interest and recusal from deliberation and voting on matters that could raise an actual or potential conflict of interest.

Transactions with Directors and Executive Officers

General.    We engaged in certain transactions with directors and executive officers or their immediate family members in 2005. Following is a description of these transactions.

Dynegy Inc. Short-Term Executive Stock Purchase Loan Program.    In July 2001, we established the Dynegy Inc. Short-Term Executive Stock Purchase Loan Program pursuant to which eligible employees, including certain of our officers, were loaned funds to acquire Class A common stock through market purchases. We terminated this program as it related to new loans effective June 30, 2002. The notes bear interest at the greater of 5% or the applicable federal rate as of the loan date, are full recourse to the participants and matured on December 19, 2004. At December 31, 2005, an aggregate of approximately $8 million, which included accrued and unpaid interest, was owed to us under this program. We are actively pursuing, through litigation and otherwise, repayment of the past due amounts owed to us under these loans.

Alec G. Dreyer Relocation Loan.    In connection with our February 2000 merger with Illinova Corporation and the execution of his employment agreement with us, Mr. Dreyer, our former Executive Vice President, Generation, received a $300,000 loan from us to assist him with his relocation to Houston. The loan bore interest at 6.5% per annum, was secured by bonus payments payable to Mr. Dreyer following the date thereof and was payable in five annual installments of $60,000 through March 1, 2005. Mr. Dreyer received bonus payments for 2001, 2002, 2003 and 2004 in sufficient amounts to satisfy the then owing annual installments under this loan, and the final installment was paid in March 2005. There are currently no amounts outstanding under this loan. The highest amount outstanding under this loan in 2005, including accrued interest, was $63,900.

Advancement of Legal Expenses.    The Board of Directors previously approved, and during 2005 we advanced, amounts to cover the legal expenses of some of our current and former directors and executive officers relating to their involvement in investigations and litigation matters affecting us. For 2005, payments of approximately $171,000 in the aggregate were made with respect to the legal expenses incurred by Messrs. Bayless, Stewart and Mr. Dienstbier, who retired from our Board of Directors in May 2004.

Fees Paid to Law Firm of Immediate Family Member of Barry J. Galt.    We have engaged the law firm of Johnson Deluca Kennedy & Kurisky, P.C. (formerly Johnson Finkel Deluca & Kennedy, P.C.) to provide legal services for us in connection with certain collections claims and other routine matters, including claims involving breach of contract, personal injury and property damage. During 2004 and 2005, we paid Johnson Deluca fees of approximately $444,000 and $540,800, respectively, in exchange for such services. Thomas D. Kennedy, a member of Johnson Deluca, is the son-in-law of Barry J. Galt, one of our retiring directors. Mr. Galt was not involved in our engagement of Johnson Deluca, which we initially engaged before Mr. Galt joined our Board, and has no direct or indirect material interest in these transactions. The Board considered this relationship in making an affirmative determination as to Mr. Galt’s independence under the applicable NYSE and SEC standards. Please see “Corporate Governance—Affirmative Determinations Regarding Director Independence and Other Matters” above for further discussion of the Board’s independence determinations.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The performance graph shown on the following page was prepared by Research Data Group, Inc., using data from the Research Data Group’s database for use in this proxy statement. As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

1.	One hundred dollars ($100) was invested in Dynegy Class A common stock, the S&P 500, the 2005 Peer Group (as defined below) and the 2004 Peer Group (as defined below) on December 31, 2000.

2.	The returns of each component company in the 2005 Peer Group and the 2004 Peer Group are weighed based on the market capitalization of such company at the beginning of the measurement period.

3.	Dividends are reinvested on the ex-dividend dates.

Our peer group for the fiscal year ended December 31, 2005, which we refer to as the “2005 Peer Group,” comprises AES Corporation; Calpine Corporation; Duke Energy Corporation; El Paso Corporation; NRG Energy, Inc.; and Reliant Energy, Inc. Our peer group for the fiscal year ended December 31, 2004, which we refer to as the “2004 Peer Group,” comprises AES Corporation; Aquila Inc.; Calpine Corporation; Duke Energy Corporation, El Paso Corporation; NRG Energy, Inc. and Reliant Energy, Inc. (formerly Reliant Resources, Inc.).

For our 2005 Peer Group, we eliminated Aquila. We effected this change in an attempt to better reflect our current industry peers based on the comparability of each company’s size, asset profile and business focus and strategy. Our 2005 business operations were focused primarily in two areas of the energy industry: power generation and natural gas liquids. Because of our diverse business strategy, our 2005 Peer Group includes companies that compete with us in one or more lines of business.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
DYNEGY INC.	100.00	45.80	2.14	7.78	8.39	8.79
S & P 500	100.00	88.12	68.64	88.33	97.94	102.75
2005 PEER GROUP	100.00	60.96	19.58	26.47	35.82	38.65
2004 PEER GROUP	100.00	61.72	19.23	26.14	35.24	37.96

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION TO REMOVE THE

PROVISION SPECIFYING A MINIMUM AND MAXIMUM NUMBER OF DIRECTORS

The Board of Directors has adopted, subject to shareholder approval, an amendment to our Articles of Incorporation to remove the provision that requires the Board of Directors to have at least 12 but not more than 15 members.

Approval of this proposal requires the affirmative vote of not less than two-thirds of the outstanding shares of each of the Class A and Class B common stock, each voting as a separate class. Abstentions and broker non-votes will have the same effect as a vote against the approval of the amendment.

Background of Proposal

The provisions of our Articles of Incorporation that establish the relative rights of the Class A and Class B common stock were adopted in connection with the 2000 merger of Dynegy and Illinova Corporation. These provisions include the requirement, set forth in Article 4 of our Articles of Incorporation, that the Board of Directors consist of at least 12 members and not more than 15 members. Our Articles of Incorporation further provide that the holders of the Class B common stock are entitled to elect up to three directors and the holders of the Class A common stock are entitled to elect the remainder, subject to the rights of any holders of preferred stock. Since CUSA owns all of our shares of Class B common stock, CUSA is entitled to elect up to three directors to be elected by the holders of the Class B common stock.

The merger agreement between Dynegy and Illinova specified, consistent with our Articles of Incorporation, that immediately following the merger, the Board of Directors of the combined company would consist of 14 individuals, seven selected by Dynegy and seven selected by Illinova. Currently, the Board of Directors consists of 13 individuals. In light of the substantial changes in Dynegy’s business recently, including the sale in late 2004 of our regulated energy delivery business formerly conducted through Illinova and the 2005 sale of our Midstream natural gas business, the Board of Directors believes that it is in the best interests of Dynegy to reduce the size of the Board of Directors. This reduction, which will result in decreased costs related to director compensation and more closely align with our single line of business, requires an amendment to our Articles of Incorporation in order to avoid vacancies on the Board of Directors.

Description of Amendment

Under the Illinois Business Corporation Act, the number of directors of a corporation may be fixed either in the articles of incorporation or in the bylaws. In lieu of fixing a particular number, the articles of incorporation or bylaws may establish a variable range for the size of the board of directors, with a minimum and maximum number of members. Rather than amend our Articles of Incorporation to reduce the minimum number of directors, the Board of Directors believes that it would be preferable to delete from our Articles of Incorporation any provision mandating a minimum or maximum number of directors. Instead, if the proposed amendment is approved, the Board of Directors intends to amend our Bylaws to establish a range of eight to 13 directors. Thereafter, the Board would fix the size of the Board from time to time at a number within this range as it considers appropriate. If the proposed amendment is adopted, the size of the Board would initially be fixed at ten to correspond with the ten individuals nominated for election at the 2006 annual meeting.

Following the adoption of this amendment to our Articles of Incorporation, the Board of Directors would have the power to amend our Bylaws from time-to-time, without obtaining shareholder approval, to specify a different range. Any such amendment to the provision of our Bylaws designating the range for the size of the Board of Directors would require the approval of a majority of the Class B directors and would be subject to the limitation imposed by the Illinois Business Corporation Act that the maximum number of directors specified not exceed the minimum number by more than five.

The Board of Directors believes that the proposed amendment is in the best interests of Dynegy because it will permit a current reduction in the size of the Board of Directors consistent with Dynegy’s single line of business and afford the Board of Directors greater flexibility to increase or decrease the size of the Board of Directors in the future in response to changed circumstances.

As noted above, our Articles of Incorporation provide that CUSA, as the holder of the Class B common stock, has the right to elect up to three members of the Board of Directors. This right will not be affected by the proposed amendment. Consequently, whether or not the proposed amendment is approved, CUSA will continue to have the right to elect up to three directors, regardless of the size of the Board.

If this amendment to our Articles of Incorporation is not approved by the shareholders, then the Board of Directors intends to reduce the size of the Board of Directors to 12 (the lowest number permissible by our Articles of Incorporation). In this situation, in light of the retirement of Messrs. Bayless, Galt and Stewart and Ms. Bynoe from the Board of Directors as of the conclusion of the annual meeting, two vacancies will exist on the Board of Directors following the annual meeting. In that event, the Board of Directors expects to initiate a search for candidates to fill the vacancies in due course. See “Election of Directors.”

The proposed amendment to Article 4 of our Articles of Incorporation is set forth in Appendix B, with deletions indicated with strike-outs and additions indicated by underlining. If approved, the proposed amendment would become effective upon the filing of the Amended and Restated Articles of Incorporation described in Proposal 3 in the office of the Secretary of State of the state of Illinois. Dynegy expects that such filing would occur promptly after the annual meeting.

This Proposal 2 is submitted for shareholder approval separately from Proposal 3. If Proposal 3 is approved by the shareholders at the annual meeting, but this Proposal 2 is not, then the Amended and Restated Articles of Incorporation submitted for filing with the Secretary of State will only contain those amendments contemplated by Proposal 3. If both Proposals are approved by the shareholders, then the Amended and Restated Articles of Incorporation submitted for filing with the Secretary of State will contain the amendments contemplated by both Proposals.

Board of Directors Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR the approval of this amendment to our Articles of Incorporation.

PROPOSAL 3

APPROVAL OF AMENDMENT AND RESTATEMENT

OF THE ARTICLES OF INCORPORATION TO REMOVE

UNNECESSARY AND OUTDATED PROVISIONS

The Board of Directors has adopted, subject to shareholder approval, an amendment and restatement of our Articles of Incorporation to remove the provisions that describe certain geographic restrictions on Dynegy’s business that are no longer operative and other unnecessary and outdated provisions described below.

Approval of this proposal requires the affirmative vote of not less than two-thirds of the outstanding shares of the Class A and Class B common stock, voting together as a single class. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

Background of Proposal

In 1996, Dynegy entered into an agreement with CUSA, referred to as the Scope of Business Agreement, that imposed restrictions on the geographic areas in which Dynegy could do business. Those restrictions, which are contained in Article 7 Paragraph 2 of our Articles of Incorporation, were to terminate upon the termination of the Scope of Business Agreement. The Scope of Business Agreement has now terminated and Dynegy and CUSA, pursuant to the amended and restated shareholder agreement, so acknowledged and agreed. Accordingly, the provisions of Article 7 Paragraph 2 of our Articles of Incorporation are no longer applicable. Dynegy has no current intention of availing itself of the business flexibility provided by the elimination of these provisions; rather, their elimination from our Articles of Incorporation is being proposed for the sake of good order.

Description of Amendment and Restatement

This proposal would eliminate Article 7 Paragraph 2 from our Articles of Incorporation. The amendments to be made by this proposal would also eliminate the designation of relative rights and preferences of the Series B preferred stock previously established by resolution of the Board of Directors. None of the shares of Series B preferred stock remain outstanding, all such shares having been retired in August 2003. Finally, the amendments to be made by this proposal would eliminate Article 6 of our Articles of Incorporation, which sets forth an estimate of the value of property to be owned by us in the year following our original incorporation in the State of Illinois. Such information is outdated and is not required to be included in our Articles of Incorporation.

The Board of Directors believes that the amendment and restatement of our Articles of Incorporation to remove these unnecessary and outdated provisions is in the best interests of Dynegy. This proposed amendment and restatement of our Articles of Incorporation will not result in any change in your rights as a shareholder.

The amendments to our Articles of Incorporation to implement this proposal are set forth in Appendix B, with deletions indicated with strikeouts and additions indicated by underlining. If approved, the proposed amendment and restatement will become effective upon the filing of Amended and Restated Articles of Incorporation containing these amendments in the office of the Secretary of State of the state of Illinois. Dynegy expects that such filing would occur promptly after the annual meeting.

This Proposal 3 is submitted for shareholder approval separately from Proposal 2. If this Proposal 3 is approved by the shareholders at the annual meeting, but Proposal 2 is not, then the Amended and Restated Articles of Incorporation submitted for filing with the Secretary of State will only contain those amendments contemplated by this Proposal 3. If both Proposals are approved by shareholders, then the Amended and Restated Articles of Incorporation submitted for filing with the Secretary of State will contain the amendments contemplated by both Proposals.

Board of Directors Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR the approval of this amendment and restatement of our Articles of Incorporation.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit and Compliance Committee has appointed the firm of PricewaterhouseCoopers LLP, or “PwC,” as independent registered public accountants of Dynegy and its consolidated subsidiaries for the fiscal year ending December 31, 2006, and the Board of Directors recommends that the shareholders ratify that appointment. Ratification requires the affirmative vote of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy and entitled to vote on the matter. Under Illinois law, an abstention has the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining shares represented in person or by proxy and entitled to vote on the matter. The persons named in the accompanying proxy card intend to vote for ratification of such appointment unless instructed otherwise on the proxy card.

Although there is no requirement that we submit the appointment of independent registered public accountants to shareholders for ratification or that the appointed auditors be terminated if the ratification fails, the Audit and Compliance Committee will consider the appointment of other independent registered public accountants if the shareholders choose not to ratify the appointment of PwC and may retain that firm or another without re-submitting the matter to our shareholders. Even if the appointment is ratified, the Audit and Compliance Committee may terminate the appointment of PwC as Dynegy’s independent registered public accountants without the approval of the shareholders whenever the Audit and Compliance Committee deems such termination appropriate.

PwC served as our independent registered public accountants for 2005. Representatives of PwC are expected to attend the annual meeting and will be available to respond to appropriate questions. The representatives will also have the opportunity to make a statement if they wish to do so.

The Board of Directors unanimously recommends that shareholders vote FOR ratification of the appointment of PwC as Dynegy’s independent registered public accountants for the fiscal year ended December 31, 2006.

FUTURE SHAREHOLDER PROPOSALS

If a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the 2007 annual meeting of shareholders, under the rules of the SEC, the proposal must be received by our Secretary at the address indicated on the first page of this proxy statement on or before December 4, 2006 (the 120th calendar day before the one-year anniversary date of the release of these proxy materials to shareholders).

If a shareholder wishes to introduce a director nominee or other item of business for consideration at an annual meeting of shareholders, the shareholder must comply with the procedures specified in our Bylaws, as permitted by the rules of the SEC. These procedures require that director nominations or other items of business to be introduced at an annual meeting of shareholders must be submitted in writing to our Secretary at the address indicated on the first page of this proxy statement. We must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business at our 2007 annual meeting of shareholders:

•	Not later than the close of business on February 16, 2007 nor earlier than the close of business on January 17, 2007, if the 2007 annual meeting of shareholders is held within 30 days before or 60 days after the anniversary date (May 17, 2007) of this year’s meeting; or

•	Not earlier than 120 days prior to such annual meeting and not later than 90 days prior to such annual meeting or the tenth day following the public announcement of the meeting date, if the 2007 annual meeting of shareholders is not held within 30 days before or 60 days after the anniversary date (May 17, 2007) of this year’s meeting.

Assuming our 2007 annual meeting is held on a schedule similar to that of this year’s meeting, we must receive notice of your intention to introduce a nomination or another item of business at that meeting by the dates specified in the first bullet point above. Our Bylaws specify the information that must be contained in a shareholder’s notice for director nominees or an item of business to be introduced at an annual meeting of shareholders. Please read our Bylaws, which are available free of charge through the SEC’s web site at www.sec.gov and through our web site at www.dynegy.com, for additional information regarding shareholder proposals.

OTHER MATTERS

The Board of Directors does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy card.

By Order of the Board of Directors,

J. Kevin Blodgett
General Counsel, Executive Vice President, Administration and Secretary

April 3, 2006

APPENDIX A

DYNEGY INC.

AMENDED AND RESTATED

AUDIT AND COMPLIANCE COMMITTEE CHARTER

NOVEMBER 2005

I.    PURPOSE

Pursuant to Article IV of the Bylaws of Dynegy Inc. (the “Company”), a committee of the directors to be known as the “Audit Committee” was established. Effective as of March 15, 2002, the Audit Committee was renamed the “Audit and Compliance Committee” (hereafter referred to as the “Committee”). The primary purpose of the Committee is to assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence and (iv) the performance of the Company’s internal audit function and the independent auditors.

II.    COMPOSITION

The Committee shall have a minimum of three members, and shall be comprised solely of directors who meet the independence criteria of the New York Stock Exchange (the “NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The members of the Committee, including the chairperson, shall be appointed by the Board on the recommendation of the Corporate Governance and Nominating Committee. Committee members may be replaced by the Board.

III.    MEETINGS

The Committee will meet at least four times annually. Additional meetings may occur as circumstances dictate. The Committee shall meet in separate executive sessions with management, the internal auditors, the independent auditors, and the director of ethics and compliance at each of its regular meetings.

All meetings of the Committee shall be held pursuant to the Company’s Bylaws, as amended from time to time, with regard to notice and waiver thereof, and written minutes shall be taken and maintained.

The Committee members will have sole discretion in determining the meeting attendees; provided, however, that unless prohibited by applicable rules or regulations, all directors may attend the Committee meetings.

The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of or consultants to the Committee.

The Committee chairperson will work with the appropriate members of management to set the Committee’s calendar of activities and its meeting agendas to ensure that it is fulfilling all of its duties as outlined herein.

IV.    AUTHORITY AND RESPONSIBILITIES

The Committee shall have the sole authority to appoint and replace the Company’s independent auditors, considering independence and effectiveness. The Committee shall be directly responsible for the compensation, retention and oversight of the work of the independent auditors (including resolution of any disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Committee.

The Committee shall pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to and in accordance with Section 10A(i) of the Exchange Act and the Committee’s pre-approval policy, as it may be amended from time to time. The Committee shall discuss the independent auditors’ independence from management and the Company, including whether the independent auditors’ performance of permissible non-audit services is compatible with its independence.

The Committee may form and delegate authority to subcommittees when desired.

The Committee’s job is one of oversight. The Committee recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management and the independent auditors have more time, knowledge, and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

The Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and provide reasonable assurance to the Board that the accounting and reporting practices of the Company are in accordance with all applicable requirements and that an effective legal compliance and business ethics program exists.

The Committee will fulfill its duties and responsibilities as follows:

A.    General

1)	Adopt a formal written charter that is approved by the full Board of Directors that, at a minimum, contains all matters required to be contained therein under applicable rules and regulations. The Committee shall review and reassess the adequacy of this Charter at least annually. Any proposed changes to this Charter shall be submitted to the Board for approval, and the Charter shall be published in accordance with applicable SEC and NYSE rules and regulations.

2)	Maintain minutes or other records of meetings and activities.

3)	Report regularly on Committee activities and actions to the Board, including any recommendations to the Board the Committee may deem appropriate. The Committee should also review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

4)	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, with respect to which the Committee shall have full access to all books, records, facilities and personnel of the Company. The Committee shall be empowered to retain independent counsel, independent accountants, or others as it deems necessary to conduct its duties or to assist it in the conduct of any investigation. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

5)	Submit a report to shareholders for inclusion in the Company’s annual proxy statement as required by SEC rules.

6)	Evaluate the Committee’s performance annually.

B.    Independent Auditors

1)	Review the independent auditors’ independence from management by obtaining at least annually a formal statement delineating the scope of services and all relationships between such accountants and the Company from the independent auditors. The independent auditors shall provide to the Company a schedule showing all work performed by the independent auditors for the Company or any affiliate, including non-audit services. The Committee will discuss with the independent auditors all significant relationships such auditors have with the Company to ensure the independent auditors’ independence.

2)	Consult with independent auditors out of management’s presence about internal controls, the fairness of, and quality of disclosures in, the Company’s financial statements and any other matters deemed necessary by the Committee or the independent auditors.

3)	Meet with the independent auditors and financial management of the Company to review the planning and staffing of the proposed external audit for the current year and any significant changes in the independent auditors’ original audit plan.

4)	Review and evaluate the lead partner of the independent auditors’ team.

5)	Review the compensation practices of the independent auditors, particularly as they relate to the lead partner of the independent auditors’ team on the Company’s account.

6)	Establish hiring policies for employees or former employees of the independent auditors.

7)	Discuss with the independent auditors issues on which members of their national office were consulted by the Company’s audit team.

8)	Obtain and review a report from the independent auditors at least annually regarding:

a.	Independent auditors’ internal quality control procedures,

b.	Any material issues raised by the most recent quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authority within the preceding five years regarding one or more independent audits carried out by the firm, or

c.	Any steps taken to deal with such issues.

9)	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

10)	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

a.	The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditors, internal auditors and management.

b.	The management letter provided by the independent auditors and the Company’s response to such letter.

c.	Any problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management, and management’s response.

C.    Internal Audit

1)	Provide oversight of the Internal Audit Department, including reviewing the annual internal audit plan in relation to the risks identified by the Internal Audit Department in its risk assessment process, as well as any significant changes to such plan; the budget for the Internal Audit Department; and the staffing levels for the Internal Audit Department.

2)	Review and approve the appointment and replacement of the senior internal auditing executive.

3)	Review the duties, reporting relationships, performance and compensation of the senior internal auditing executive.

4)	Inquire of the senior internal auditing executive regarding the adequacy and effectiveness of accounting and financial controls and request recommendations for improvements.

5)	Review a summary of findings and completed internal audits, adequacy and appropriateness of management’s responses thereto, and a progress report on the execution of the approved internal audit plan.

6)	Inquire of the senior internal auditing executive regarding any difficulties encountered in the course of the internal audit, including any restrictions on the scope of work or access to required information.

7)	Review the quality and objectivity of the internal audit function of the Company, including its independence, authority and reporting relationship to management and the Board of Directors.

D.    Financial Statements/Internal Controls

1)	Meet to review and discuss annual and quarterly financial statements (including the Company’s specific disclosures made in management’s discussion and analysis) with management and the independent auditors to determine that both groups are satisfied with the disclosure and content in the financial statements. With respect to the audited annual financial statements, the Committee shall recommend to the Board whether such statements should be included in the Company’s Form 10-K.

2)	Review and discuss with management and the independent auditors with respect to annual and quarterly financial statements, any major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, and any special steps adopted in light of significant deficiencies and/or material weaknesses, prior to the filing of such financial statements with the SEC.

3)	Review and discuss with the independent auditors and management the quality and appropriateness of the Company’s financial statements.

4)	Make inquiries of management and the independent auditors concerning the adequacy of the Company’s system of internal controls, including computerized information system controls and security.

5)	Advise financial management and the independent auditors to discuss with the Committee the quality, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company, prior to the filing of a Form 10-Q or Form 10-K and, if practicable, prior to the release of quarterly or annual earnings.

6)	Discuss with management and the independent auditors the development, selection and disclosure of critical accounting policies, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

7)	Discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

8)	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

9)	Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaint or published report which raises material issues regarding the Company’s financial statements or accounting policies.

10)	Obtain from the independent auditors assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

11)	Discuss with management and the independent auditors at least quarterly any material written communications between them, such as any management letters or schedules of unadjusted differences.

12)	Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

E.    Business Ethics and Compliance

1)	Provide oversight to the business ethics and compliance program and obtain regular updates from management and Company legal counsel regarding business and compliance matters.

2)	Review the programs and policies of the Company designed by management to assure compliance with the Company’s code of conduct and applicable laws and regulations and monitor the results of the compliance efforts.

3)	Review reports and disclosures of insider and affiliated party transactions and approve potential conflicts of interest between or among affiliate shareholders, management and the Company.

4)	Obtain reports from appropriate members of management that the Company’s subsidiary/foreign affiliate entities are in conformity with applicable local requirements and the Company’s code of conduct.

5)	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

F.    Risk Assessment

1)	Discuss policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures.

2)	Review with the Chief Risk Officer such matters as are required in the Dynegy Risk Policy Statement, as it may be amended from time to time.

3)	Review the scope of activities and findings of the internal and external auditor relating to trading activities including the evaluation of controls within management information systems and the evaluation of resources provided to maintain the integrity of the risk measurement and control system.

G.    Legal

1)	Meet with Company’s general counsel to review any legal matters that may have a significant impact on the Company’s overall financial statements or its compliance process.

APPENDIX B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF DYNEGY INC.

ARTICLE 1

The name of the corporation is Dynegy Inc. (the “Corporation”).

The Corporation was incorporated on June 11, 1999 under the name Energy Convergence Holding Company. The Corporation’s name was amended from Energy Convergence Holding Company to Dynegy Inc. on January 4, 2000.

ARTICLE 2

Registered Agent:	CT Corporation System

Registered Office:	Dynegy Inc.
c/o CT Corporation System
208 S. LaSalle St., Suite 814
Chicago, IL 60604
Cook County

ARTICLE 3

Purpose or purposes for which the corporation is organized:

To transact any or all lawful businesses for which a corporation may be incorporated under the Business Corporation Act of 1983, as amended from time to time.

ARTICLE 4 (amended)

Paragraph 1:    Authorized Shares

Class	Par Value Per Share	Number of Authorized Shares	Number of Issued Shares*		Paid-In Capital*
Class A Common	No Par Value	900,000,000	[	]	$	[	]
Class B Common	No Par Value	360,000,000	[	]	$	[	]
Preferred	No Par Value	70,000,000	[	]	$	[	]

*	Information regarding the number of issued shares and paid-in capital with respect to each class of shares will be included on and as of the date of filing the Amended and Restated Articles of Incorporation.

Paragraph 2:    The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are:

A.    General

All holders of Class A Common Stock (as defined) shall be entitled to cumulative voting rights, as that term is used in Section 7.40 of the Illinois Business Corporation Act of 1983, as amended from time to time (the “IBCA”), in any election of directors. Holders of Class B Common Stock (as defined) shall not be entitled to cumulative voting rights.

B.    Provisions Relating to Preferred Stock

(1)	The total number of shares of preferred stock that the Corporation shall have authority to issue is 70,000,000, no par value per share (the “Preferred Stock”).

(2)	Authority is hereby expressly vested in the Board of Directors (the “Board”) to divide, and to provide for the issue from time to time of, the Preferred Stock in series and to fix and determine as to each such series:

(a)	the designation of, and the number of shares to be issuable in, such series;

(b)	the dividend rate for the shares for such series;

(c)	the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

(d)	the amount payable upon each of such shares in the event of involuntary dissolution of the Corporation;

(e)	the amount payable upon each of such shares in the event of voluntary dissolution of the Corporation;

(f)	sinking fund provisions, if any, for the redemption or purchase of such shares (the term “sinking fund,” as used herein, including any analogous fund, however designated);

(g)	if such shares are to be issued with the privilege of conversion into shares of the Common Stock or other securities, the terms and conditions on which such shares may be so converted; and

(h)	the voting rights or the grant of special voting rights, provided that the voting rights of such Preferred Stock are no greater in proportion than to the economic interest of such Shares.

In all other respects the shares of Preferred Stock of all series shall be identical. Holders of Preferred Stock shall have no preemptive rights.

Additional series of Preferred Stock may be issued pursuant to designation by resolution of the Board of Directors and such series may have preferences which are junior to, pari passu with or superior to an outstanding series of Preferred Stock set forth in these articles of incorporation or created by designation without any vote of such outstanding series of Preferred Stock unless the designation or terms of the outstanding series of Preferred Stock expressly provides otherwise.

So long as any shares of any series of the Preferred Stock established by resolution of the Board of Directors shall be outstanding, such resolution shall not be amended so as to affect any of the preferences or other rights of the holders of the shares of such series without the affirmative vote or the written consent of the holders of at least a majority of the shares of such series outstanding at the time or as of a record date fixed by the Board of Directors, but such resolution may be so amended with such vote or consent.

~~[The Series A Convertible Preferred Stock, no par value per share, consisting of 6,697,776 shares, previously established and designated by resolution of the Board of Directors of the Corporation on January 31, 2000, of which no shares remain currently outstanding, is deleted as of the date of filing of these Amended and Restated Articles of Incorporation.]~~

[The Series B Mandatorily Convertible Redeemable Preferred Stock, no par value per share, consisting of 150,000 shares, previously established and designated by resolution of the Board of Directors of the Corporation on November 7, 2001, of which no shares remain currently outstanding, is deleted as of the date of filing of these Amended and Restated Articles of Incorporation.] [Proposal 3].

C.    Provisions Relating to Common Stock

(1)	The total number of shares of common stock that the Corporation shall have authority to issue is 1,260,000,000 of which (i) 900,000,000 shares shall be shares of Class A Common Stock, no par value per share (the “Class A Common Stock”), and (ii) 360,000,000 shares shall be shares of Class B Common Stock, no par value per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”).

(2)	Holders of the Common Stock shall have no preemptive rights. Except as contemplated by Article 4, Paragraph 2C., each outstanding share of Common Stock shall entitle the holder thereof to one vote (and not more than one vote) on each matter submitted to a vote at a meeting of holders of Common Stock.

(3)	The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock:

(a)	Class A Common Stock and Class B Common Stock

Except as otherwise set forth in this Article 4, Paragraph 2C., the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

(b)	Dividends

Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of these Articles, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock. The number of shares of Class A Common Stock and Class B Common Stock so distributed on each share shall be equal in number. Neither the shares of Class A Common nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

(c)	Voting

(i) Except as may be otherwise required by law or by the provisions of this Article 4, Paragraph 2C.(3)(c), the holders of the Class B Common Stock shall vote together with the holders of the Class A Common Stock as a single class on every matter coming before any meeting of the shareholders or otherwise to be acted upon by the shareholders, subject to any voting rights which may be granted to holders of any other class or series of Preferred Stock. So long as any Class B Common Stock is outstanding, the Corporation shall not (x) without the affirmative vote of 66 2/3% of the shares of Class A and Class B Common Stock outstanding, voting as a single class, effect any mergers, consolidations, reorganizations, or sales of assets requiring shareholder approval under the IBCA or disposition of all or substantially all of the Corporation’s assets, or (y) without the affirmative vote of 66 2/3% of the shares of Class B Common Stock outstanding, voting as a separate class, and the affirmative vote of a majority of the shares of Class A and Class B Common Stock, voting as a single class, (1) amend any provision of this Article 4, Paragraph 2C.(3)(c)(i) relating to the Common Stock or (2) (unless such amendment shall be approved by a majority of the Class B directors present at the meeting where such amendment is considered and a majority of the Directors then in office) amend Section 7 of Article III or Article X of the Corporation’s By-laws.

(ii) ~~The Board of Directors of the Corporation shall consist of at least twelve members and no more than fifteen members as established from time to time by resolution of the Board of Directors, except that such numbers are subject to automatic adjustment as necessary, under those circumstances and during those time periods that holders of any other class or series of the Corporation’s outstanding Preferred Stock have rights to elect members of the Board of Directors (the “Preferred Stock Directors”), as set forth in these Articles of Incorporation or in the resolution of the Board of Directors establishing and designating such series and fixing and determining the relative rights and preferences thereof.~~ So long as any shares of Class B Common Stock are outstanding, the holders of the Class B Common Stock, as such holders, shall be entitled to vote as a separate class for the election of three directors of the Corporation (the “Class B Directors”) and the holders of the Class A Common Stock shall be entitled to vote as a separate class for the remaining directors of the Corporation (the “Class A Directors”), excluding ~~Preferred Stock Directors, if any.~~those directors, if any, that holders of any other class or series of the Corporation’s outstanding Preferred Stock shall be entitled to elect pursuant to these Articles of Incorporation or the resolution of the Board of Directors establishing and designating such series and fixing and determining the relative rights and preferences thereof. At such time as no Class B Common Stock is outstanding, the term of all Class B Directors shall immediately end. [Proposal 2].

(iii) For purposes of electing Class B Directors, the Board of Directors will nominate such individuals as may be specified by a majority vote of the then existing Class B Directors or, if there are no Class B Directors, by holders of a majority of the Class B Common Stock. The remaining directors will be nominated in accordance with the Corporation’s Bylaws.

(iv) At any meeting having as a purpose the election of directors by holders of the Common Stock, the presence, in person or by proxy, of the holders of a majority of the shares of the relevant class or classes of Common Stock then outstanding shall be required and be sufficient to constitute a quorum of such class or classes for the election of any director by such holders. Each director shall be elected by the vote or written consent required under the IBCA of the holders of such class or classes. At any such meeting or adjournment thereof, (i) the absence of a quorum of such holders of an applicable class of Common Stock shall not prevent the election of the directors to be elected by the holders of shares other than such class of Common Stock, and (ii) in the absence of such quorum (either of holders of such class of Common Stock or of shares other than such class of Common Stock, or both), a majority of the holders, present in person or by proxy, of the class or classes of stock which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(v) Any vacancy in the office of a class of director may be filled by the remaining directors of such class, unless such vacancy occurred because of the removal (with or without cause) of a director, in which event such vacancy shall be filled by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Common Stock. Any or all of the directors may be removed, with or without cause, by vote or by written consent in each case in accordance with Section 8.35 of the IBCA by the holders of the applicable class of Common Stock and not otherwise. Any director elected to fill a vacancy shall serve the same remaining term as that of his or her predecessor, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

(vi) Without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the Class B Common Stock or the written consent of such holders of the Class B Common Stock, the Corporation may not effect any change in the rights, privileges or preferences of the Class B Common Stock. This provision shall not be applicable to any amendment to the Articles of Incorporation or adoption of resolutions of the Board of Directors which establishes or designates one or more classes or series of Preferred Stock in accordance with Article 4, Paragraph 2B.(2).

(vii) With respect to actions by the holders of Class B Common Stock upon those matters on which such holders are entitled to vote as a separate class, such actions may be taken without a shareholders meeting by the written consent of holders of the Class B Common Stock who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock entitled to vote were present and voted. Notice shall be given in accordance with the applicable provisions of the IBCA of the taking of corporate action without a meeting by less than unanimous written consent to those holders of Class B Common Stock on the record date whose shares were not represented on the written consent.

(d)	Transfer

(i) If any person holding shares of Class B Common Stock of record (a “Class B Holder”) purports to transfer such shares of Class B Common Stock, whether by sale, assignment, gift, bequest or otherwise, except to a Permitted Transferee, such transfer shall be deemed to constitute a request by the Class B Holder for conversion of such shares and shall result in such shares being converted into Class A Common Stock as provided by Article 4, Paragraph 2C.(3)(e).

(ii) In the case of a Class B Holder acquiring record and beneficial ownership of the shares of Class B Common Stock in question upon initial issuance by the Corporation (an “Original Holder”), a “Permitted Transferee” shall mean any Affiliate (as defined below) of such Original Holder.

In the case of a Class B Holder which is a Permitted Transferee of an Original Holder, a “Permitted Transferee” shall mean:

(y) any Original Holder, or

(z) any Permitted Transferee of any Original Holder.

For this paragraph and Article 4, Paragraph 2C.(3)(e), “Affiliate” means any corporation, partnership, limited liability company or other entity (each, a “Person”) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, and includes any Person acting in concert with another Person.

(iii) With respect to a Class B Holder which holds shares by virtue of its status as an Affiliate, the subsequent loss of Affiliate status shall, unless within 15 days thereafter all shares of Class B Common Stock held by such Class B Holder are transferred to an Original Holder or a Permitted Transferee of an Original Holder, result in the automatic conversion of all of its shares of Class B Common Stock into shares of Class A Common Stock, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent shares of Class A Common Stock as provided by Article 4, Paragraph 2C.(3)(e).

(iv) Any transfer of shares of Class B Common Stock not permitted hereunder shall result in the conversion of the transferee’s shares of Class B Common Stock into shares of Class A Common Stock as provided by Article 4, Paragraph 2C.(3)(e), effective as of the date on which certificates representing such shares are presented for transfer on the books of the Corporation or on such earlier date that the Corporation receives notice of such attempted transfer. The Corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Class B Common Stock on the Corporation’s books, require the furnishing of such affidavits or other proof as it deems necessary to establish that the person is the beneficial owner of shares of Class B Common Stock or is a Permitted Transferee.

(v) Shares of Class B Common Stock shall be registered in the names of the beneficial owners thereof and not in “street” or “nominee” name. For this purpose, a “beneficial owner” of any shares of Class B Common Stock shall mean a person who, or any entity which, possesses the powers, either singly or jointly, to direct the voting or disposition of such shares. Certificates for shares of Class B Common Stock shall bear a legend referencing the restrictions on transfer imposed by this Article 4, Paragraph 2C.(3)(d).

(e)	Conversion

(i) Each share of Class B Common Stock shall be converted at such time, in such manner and upon such terms and conditions as provided herein into one fully paid and non-assessable share of Class A Common Stock.

(ii) Each share of Class B Common Stock shall automatically convert into a share of Class A Common Stock upon the earlier to occur of (x) the holders of all Class B Common Stock ceasing to own in the aggregate 15% of the issued and outstanding Common Stock, and (y) as provided in Article 4, Paragraph 2C.(3)(d). Upon automatic conversion of shares of Class B Common Stock, the Corporation shall reflect such conversion, and the issuance of Class A Common Stock in connection therewith on its books and records for all purposes even if certificates reflecting such converted shares of Class B Common Stock are not surrendered to the Corporation or its transfer agent. All shares of Class B Common Stock, upon conversion thereof into Class A Common Stock, shall retain their designation as Class B Common Stock and shall have the status of authorized and unissued shares of Class B Common Stock; provided that if all shares of Class B Common Stock outstanding are converted into shares of Class A Common Stock, then all authorized but unissued shares or treasury shares of Class B Common Stock shall automatically convert into authorized but unissued or treasury shares of Class A Common Stock, as the case may be, and no further shares of Class B Common Stock shall exist. Except as specifically contemplated under this Article 4, Paragraph 2C.(3)(e), shares of Class B Common Stock may not be converted into Class A Common Stock.

(iii) Each share of Class A Common Stock owned (within the meaning of Article 4, Paragraph 2C.(3)(d)) by Chevron U.S.A. Inc., a Pennsylvania corporation (“Chevron”) or its Affiliates shall simultaneous with acquiring such ownership automatically be converted into one fully paid and non-assessable share of Class B Common Stock; provided, however, that for purposes of any shares of Class B Common Stock so issued, only Chevron will be deemed to be the Original Holder thereof for purposes of the provisions of Article 4, Paragraph 2C.(3)(d), and provided, further, that this provision shall not apply with respect to shares of Class A Common Stock issued upon conversion of all Class B Common Stock in accordance with the first sentence of Article 4, Paragraph 2C.(3)(e)(ii)(x), or any shares of Class A Common Stock owned by Chevron or its Affiliates, after such conversion shall have occurred. Upon automatic conversion of shares of Class A Common Stock, the Corporation shall reflect such conversion and the issuance of Class B Common Stock in connection therewith on its books and records for all purposes even if certificates reflecting such converted shares of Class A Common Stock are not surrendered to the Corporation for transfer. All shares of Class B Common Stock shall be subject to the restrictions and provisions contained in the Corporation’s Articles of Incorporation. All shares of Class A Common Stock, upon conversion thereof into Class B Common Stock, shall retain their designation as Class A Common Stock and shall have the status of authorized and unissued shares of Class A Common Stock.

(iv) Nothing herein shall prevent the Original Holder (or any Permitted Transferee) of the Class B Common Stock and the Corporation from executing an agreement allowing the Original Holder (or any Permitted Transferee), at its option, to convert the Class B Common Stock into Class A Common Stock, nor the conversion of any Class B Common Stock pursuant to such agreement.

(v) The Corporation will, as soon as practicable after such deposit of a certificate or certificates for Common Stock to be converted in accordance with this Article 4, Paragraph 2C.(3)(e), issue and deliver at the office of the Corporation or of its transfer agent to the person for whose account such Common Stock was so surrendered, a certificate or certificates for the number of full shares of Common Stock into which the shares represented by the surrendered certificate are converted. If surrendered certificates for Common Stock are converted only in part, the Corporation will issue and deliver to the holder, without charge therefor, a new certificate or certificates representing the aggregate of the unconverted shares of such class of Common Stock. The failure of the holder to deliver to the Corporation certificates representing shares of a class of Common Stock converted in accordance with this Article 4, Paragraph 2C.(3)(e), shall in no way affect the automatic conversion of such shares.

(vi) The issuance of certificates for shares of a class of Common Stock upon conversion of shares of the other class of Common Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance; provided, however, if any such certificate is to be issued in a name other than that of the holder of the share or shares of the class of Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

(vii) The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying the obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock upon issue will be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights. In order that the Corporation may issue shares of Class A Common Stock upon conversion of the Class B Common Stock, the Corporation will endeavor to comply with all applicable Federal and state securities laws and will endeavor to list such shares to be issued upon conversion on such securities exchange on which the Class A Common Stock is then listed.

(viii) The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class A Common Stock a number of shares of Class B Common Stock equal to 40% of the number of outstanding shares of Class A Common Stock, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying the obligations in respect of the conversion of the outstanding shares of Class A Common Stock by delivery of shares of Class B Common Stock which are held in the treasury of the Corporation. The Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Class B Common Stock issuable upon conversion of shares of Class A Common Stock upon issue will be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights. In order that the Corporation may issue shares of Class B Common Stock upon conversion of the Class A Common Stock, the Corporation will endeavor to comply with all applicable Federal and state securities laws.

(f) Except as may otherwise be required by law and for the equitable rights and remedies which may otherwise be available to holders of Common Stock, the shares of Common Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in these Articles of Incorporation.

(g) The headings of the various subdivisions of this Section are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Section.

ARTICLE 5

[This Article 5 intentionally left blank.]

ARTICLE 6

~~(as of June 11, 1999)~~

~~(a) It is estimated that the value of all property to be owned by the Corporation for the following year wherever located will be:~~	~~$~~	~~3,436,819,466~~
~~(b) It is estimated that the value the property to be located within the State of Illinois during the following year will be:~~	~~$~~	~~0~~
~~(c) It is estimated that the gross amount of business that will be transacted by the Corporation during the following year will be:~~	~~$~~	~~0~~
~~(d) It is estimated that the gross amount of business that will be transacted from places of business in the State of Illinois during the following year will be:~~	~~$~~	~~0~~

[This Article 6 intentionally left blank.] [Proposal 3].

ARTICLE 7 (amended)

Paragraph 1:

A.    Right to Indemnification.

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the IBCA, or (iv) for any transaction from which the director derived an improper personal benefit. If the IBCA is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a director or the Corporation shall be eliminated or limited to the full extent permitted under the IBCA, as so amended. Any repeal or modification of this Article 7, Paragraph 1 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to be the best interests of the Corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to be the best interests of the Corporation, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

B.    Suit by Corporation or Shareholder

The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the Corporation, and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person has been finally adjudged to have been liable to the Corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

C.    Director Discretion

Any indemnification under Article 7, Paragraphs 1A. and B. (unless ordered by a court) shall be made only as authorized in the specific case, upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Article 7, Paragraphs 1A. and B. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable (or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, or (3) by the shareholders. In any event, to the extent that a director or officer of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Article 7, Paragraphs 1A. and B. or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by him in connection therewith.

D.    Advancement of Expenses

Reasonable expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final deposition of such action, suit or proceeding, upon receipt of (i) a statement signed by such director or officer to the effect that such director or officer acted in good faith and in a manner which he believed to be in, or not opposed to the best interests of the Corporation and (ii) an undertaking by or on behalf of the director or officer to repay such amount, if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article.

The board of directors may, by separate resolution adopted under and referring to this Article of the by-laws, provide for securing the payment of authorized advances by the creation of escrow accounts, the establishment of letters of credit or such other means as the board deems appropriate and with such restrictions, limitations and qualifications with respect thereto as the board deems appropriate in the circumstances.

E.    Non-Exclusivity of Rights and Contractual Nature

The indemnification and advancement of expenses provided by or granted under other subsections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

The provisions of this Article 7, Paragraph 1 shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at anytime while this Article 7, Paragraph 1 is in effect and any indemnification provided under Article 7, Paragraph 1 to a person shall continue after such person ceases to be an officer, director, agent or employee of the Corporation as to all facts, circumstances and events occurring while such person was such officer, director, agent or employee, and shall not be decreased or diminished in scope without such person’s consent, regardless of their repeal or modification of this Article or any repeal or modification of the Illinois Business Corporation Act or any other applicable law. If the scope of indemnity provided by this Article 7, Paragraph 1 or any replacement article, or pursuant to the Illinois Business Corporation Act or any modification or replacement thereof is increased, then such person shall be entitled to such increased indemnification as is in existence at the time indemnity is provided to such person, it being the intent, subject to Article 7, Paragraph 1K., to indemnify persons under this Article 7, Paragraph 1 to the fullest extent permitted by law.

F.    Insurance

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

G.    Report to Shareholders

The Corporation shall report in writing to shareholders any indemnity or advanced expenses paid to a director, officer, employee or agent with or before the notice of the next shareholders’ meeting.

H.    Right of Claimant to Bring Suit

Subject to Article 7, Paragraph 1K., if a claim under this Article is not promptly paid by the Corporation after a written claim has been received by the Corporation or if expenses pursuant to Section 4 of this Article have not been promptly advanced after a written request for such advancement accompanied by the statement and undertaking required by Article 7, Paragraph 1D. of this Article has been received by the Corporation, the director or officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or the advancement of expenses. If successful, in whole or in part, in such suit, such director or officer shall also be entitled to be paid the reasonable expense thereof, including attorneys’ fees. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the director or officer has not met the standards of conduct which make it permissible under the Illinois Business Corporation Act for the Corporation to indemnify the director or officer for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its shareholders) to have made a determination, if required, prior to the commencement of such action that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct required under the Illinois Business Corporation Act, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its shareholders) that the director or officer had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the director or officer had not met the applicable standard of conduct.

I.    Definition of “Corporation”

For purposes of this Article 7, references to the “Corporation” shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who was a director or officer of such merging corporation, or was serving at the request of such merging corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

J.    Employee Benefit Plans

For purposes of this Article 7, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and references to “officers” shall include elected and appointed officers. A person who acted in good faith and in a manner he reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” as referred to in this Article.

K.    Reimbursement

Anything herein to the contrary notwithstanding, if the Corporation purchases insurance in accordance with Article 7, Paragraph 1F., the Corporation shall not be required to, but may (if the board of directors so determines in accordance with this Article 7, Paragraph 1) reimburse any party instituting any action, suit or proceeding if a result of the institution thereof is the denial of or limitation of payment of losses under such insurance when such losses would have been paid thereunder if a non-insured third party had instituted such action, suit or proceeding.

L.    Severability

If any portion of this Article shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, such invalidity or unenforceability shall not affect the other provisions hereof, and this Article shall be construed in all respects as if such invalid or unenforceable provisions had been omitted therefrom.

Paragraph 2:

~~Without the consent of the holders of eighty-five percent (85%) of the outstanding Common Stock, voting as a single class, the Corporation may (and may permit any subsidiary of the Corporation over which it has control to) sell the following products:~~

~~(1)~~	~~crude oil;~~

~~(2)~~	~~other products usually and normally refined as petroleum products from crude oils; and~~

~~(3)~~	~~natural gas liquids or liquefied petroleum gases;~~

~~irrespective of where such sales or products are made, only when the seller has no actual knowledge that the sale is not for consumption or resale in one or more of the following areas:~~

~~(a)~~	~~the United States or any of its territories or possessions;~~

~~(b)~~	~~any country wholly located in the Western Hemisphere and/or Europe or surrounded by the Mediterranean Sea;~~

~~(c)~~	~~any country all of the territory of which was formerly contained within the Union of Soviet Socialist Republics;~~

~~(d)~~	~~any country whose territory is contained within the territories constituting as of the date hereof the countries known as Algeria, Angola, Benin, Burkina Faso, Cameroon, Central African Republic, Chad, Congo, Cote D’Ivoire, Equatorial Guinea, Gabon, Gambia, Ghana, Greenland, Guinea, Guinea Bissau, Iceland, Liberia, Libya, Mali, Mauritania, Mongolia, Morocco, Niger, Nigeria, Rio Muni, Senegal, Sierra Leone, Togo, Tunisia, Turkey, Western Sahara and/or Zaire;~~

~~(e)~~	~~Antarctica; and~~

~~(f)~~	~~international waters;~~

~~unless (x) otherwise permitted by the terms of that certain Scope of Business Agreement, dated May 22, 1996, between the Corporation and Chevron, as the same may from time to time be amended in accordance with the terms thereof, or (y) such Scope of Business Agreement is terminated pursuant to its terms, upon which termination the provisions of this Article 7, Paragraph 2 shall be of no further force and effect. A copy of such Scope of Business Agreement, as the same may be amended, shall be available for inspection by any shareholder of the Corporation at the principal offices of the Corporation. Except as indicated above or as may otherwise be provided in these Articles of Incorporation or by Illinois law, shareholders shall have no right to approve specific business activities of the Corporation, and the above provisions shall not otherwise affect corporate powers and purposes as stated in Article 3.~~

[This Article 7, Paragraph 2 intentionally left blank.] [Proposal 3].

[End of Amended and Restated Articles of Incorporation of Dynegy Inc.]

DIRECTIONS TO THE ANNUAL MEETING OF SHAREHOLDERS

FROM GEORGE BUSH INTERCONTINENTAL AIRPORT AREA

Dynegy Inc.

71st Floor

Wells Fargo Plaza

1000 Louisiana Street

Houston, Texas 77002

(713) 507-6400

•	From George Bush Intercontinental Airport to Wells Fargo Plaza (via McKinney Place Garage):

o	Take I-45 South approximately 12 miles to downtown.

o	Exit McKinney Street, Exit 47C.

o	Continue on McKinney Street for approximately 0.4 miles and turn left on Travis Street.

o	Enter the McKinney Place Garage, 930 Main Street, on the right just past the corner of McKinney Street and Travis Street.

o	Exit the garage onto McKinney Street. Turn right (west) and walk two blocks to the Dynegy building (Wells Fargo Plaza) at 1000 Louisiana Street.

•	From George Bush Intercontinental Airport to Wells Fargo Plaza (via 1400 Louisiana Garage):

o	Take I-45 South approximately 12 miles to downtown.

o	Exit McKinney Street, Exit 47C.

o	Continue on McKinney Street for approximately 0.3 miles and turn right on Milam Street.

o	Continue on Milam Street for five blocks and turn right on Bell Street.

o	Continue on Bell Street for one block.

o	Enter the 1400 Louisiana Garage, on the right just past the corner of Bell Street and Louisiana Street.

o	Exit the garage onto Clay Street. Turn right (east) and walk to Louisiana Street. Turn left (north) onto Louisiana Street and walk three blocks to the Dynegy building (Wells Fargo Plaza) at 1000 Louisiana Street.

PROXY – CLASS A COMMON STOCK

DYNEGY INC.

1000 LOUISIANA STREET, SUITE 5800, HOUSTON, TX 77002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNEGY INC.

The undersigned hereby appoints Bruce A. Williamson, J. Kevin Blodgett and Heidi D. Lewis, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class A common stock of Dynegy Inc. held of record by the undersigned on March 22, 2006, at the annual meeting of Shareholders to be held at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, 71st Floor, Houston, Texas 77002 at 10:00 a.m., local time, on Wednesday, May 17, 2006, or any adjournment or postponement of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(CONTINUED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Dynegy Inc. account online.

Access your Dynegy Inc. shareholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, transfer agent for Dynegy Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com.

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect(R) is a registered trademark of Mellon Investor Services LLC

Please Mark Here for Address Change or Comments ☐

SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “ FOR” PROPOSALS 1, 2, 3 AND 4.

1. Election of Directors

Insert your vote for the nominees listed below in the designated space provided. Directors may be elected by cumulative voting. If you choose to cumulate your votes other than equally for directors you MAY NOT use Internet or telephone voting. Rather, you MUST vote by returning this proxy card in the envelope provided or by voting in person at the annual meeting. Vote the number of shares owned or controlled by you multiplied by eight. This number of shares may be cast for any one nominee or may be distributed among nominees as you wish. Shareholders may withhold authority to vote for any nominee by entering “zero” in the space following the nominee’s name.

FOR all nominees listed to the right, cumulative votes to be divided equally among the nominees ☐	WITHHOLD AUTHORITY for all eight nominees ☐

Nominees—Class A common stock

01 David W. Biegler

02 Thomas D. Clark, Jr.

03 Victor E. Grijalva

04 Patricia A. Hammick

05 George L. Mazanec

06 Robert C. Oelkers

07 William L. Trubeck

08 Bruce A. Williamson

Votes ____ ____ ____ ____ ____ ____ ____ ____
Note: The total number of votes you cast in the election of directors should not exceed the number of shares shown above times eight.

2.	Proposal to amend Dynegy’s articles of incorporation to remove the provision specifying a minimum and maximum number of directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Proposal to amend and restate Dynegy’s articles of incorporation to eliminate unnecessary and outdated provisions.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for Dynegy for the fiscal year ending December 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

	I PLAN TO ATTEND THE MEETING	YES ☐

SIGNATURE                                                       SIGNATURE                                                       DATE

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

FOLD AND DETACH HERE

Choose MLink(SM) for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect(R) at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on May 16, 2006.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/dyn Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

If you choose to cumulate your votes other than equally for directors you may NOT use Internet or telephone voting. Rather, you must vote by returning this proxy card in the envelope provided or by voting in person at the annual meeting.

You can view the Annual Report and Proxy Statement

on the internet at www.dynegy.com

PROXY—CLASS B COMMON STOCK

DYNEGY INC.

1000 LOUISIANA STREET, SUITE 5800, HOUSTON, TX 77002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNEGY INC.

The undersigned hereby appoints Bruce A. Williamson, J. Kevin Blodgett and Heidi D. Lewis, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class B common stock of Dynegy Inc. held of record by the undersigned on March 22, 2006, at the annual meeting of shareholders to be held at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, 71st Floor, Houston, Texas 77002, at 10:00 a.m., local time, on Wednesday, May 17, 2006, or any adjournment or postponement of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(CONTINUED ON REVERSE SIDE)

* FOLD AND DETACH HERE *

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.			Please mark your votes as indicated in this example		☒

1.	Election of Directors
	FOR all nominees listed to the right. ☐	WITHHOLD AUTHORITY for all nominees listed to the right ☐	Nominees – Class B Common Stock (To withhold authority for an individual nominee, strike a line through the nominee’s name below) 1. Rebecca Roberts 2. Howard B. Sheppard

2.	Proposal to amend Dynegy’s articles of incorporation to remove the provision specifying a minimum and maximum number of directors.		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Proposal to amend and restate Dynegy’s articles of incorporation to eliminate unnecessary and outdated provisions.		FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for Dynegy for the fiscal year ending December 31, 2006		FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

	I PLAN TO ATTEND THE MEETING		☐ YES

SIGNATURE SIGNATURE DATE

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.